UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Deluxe Corporation

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Deluxe Corporation 3680 Victoria Street N. Shoreview, MN 55126-2966 P.O. Box 64235 St. Paul, MN 55164-0235 www.deluxe.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 29, 2009
To the Shareholders of Deluxe Corporation:
     The 2009 annual meeting of shareholders will be held at the Deluxe Corporation headquarters located at 3680 Victoria Street North, Shoreview, Minnesota on Wednesday, April 29, 2009, at 2:00 p.m. Central Time for the following purposes:
1.	To elect ten directors to hold office until the 2010 annual meeting of shareholders.

2.	To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009.

3.	To take action on any other business that may properly come before the meeting and any adjournment thereof.
     Shareholders of record at the close of business on March 4, 2009, are entitled to vote at the meeting and at any adjournment thereof.
     Once again, we are furnishing proxy materials to our shareholders over the Internet. This process expedites the delivery of proxy materials, reduces paper waste and saves the company expense. In addition, these materials remain easily accessible, and shareholders receive clear instructions for voting and requesting paper copies of the materials if they so desire.
     We are mailing the Notice of Internet Availability of Proxy Materials (“Internet Notice”) to shareholders on or about March 18, 2009. The Internet Notice contains instructions on how to access our Proxy Statement and Annual Report, and how to vote online. In addition, the Internet Notice contains instructions on how you may (i) receive a paper copy of the Proxy Statement and Annual Report, if you received only an Internet Notice this year, or (ii) elect to receive your Proxy Statement and Annual Report only over the Internet, if you received them by mail this year.
     It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, please vote as soon as possible to ensure the presence of a quorum and save Deluxe further expense. You may vote your shares over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the methods of voting are contained in the Internet Notice and in the Proxy Statement. Voting over the Internet or by mailing a proxy card will not limit your right to vote in person or to attend the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Anthony C. Scarfone
Secretary

     March 11, 2009

DELUXE CORPORATION
3680 Victoria Street N., Shoreview, Minnesota 55126-2966

Proxy Statement
2009 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 29, 2009

INFORMATION CONCERNING SOLICITATION AND VOTING
What is the purpose of the annual meeting?
     At our annual meeting, shareholders will act on the matters disclosed in the Notice of Annual Meeting of Shareholders that preceded this proxy statement. The two proposals scheduled to be voted on at the meeting are to:
•	Elect ten directors; and

•	Ratify the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm.
     We will also consider any other business that may be properly presented at the meeting (although we are not expecting any other matters to be presented), and management will report on Deluxe’s performance during the last fiscal year and respond to questions from shareholders.
     The Board of Directors of Deluxe is asking you to vote on the proposed items of business.
How does the Board recommend that I vote?
     The Board of Directors recommends a vote:
•	FOR all of the nominees for director; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for the fiscal year ending December 31, 2009.
Who is entitled to vote at the meeting?
     The Board has set March 4, 2009, as the record date for the meeting. If you were a shareholder of record at the close of business on March 4, 2009, you are entitled to vote at the meeting. You have one vote for each share of common stock you held on the record date.
     As of the record date, 51,110,155 shares of Deluxe common stock were outstanding. Deluxe does not have any other class of capital stock outstanding.
How many shares must be present to hold the meeting?
     A quorum is necessary to hold the meeting and conduct business. The presence of shareholders who can direct the vote (with respect to the election of directors) of at least a majority of the outstanding shares of common stock as of the record date is considered a quorum. A shareholder is counted present at the meeting if:
•	the shareholder is present and votes in person at the meeting; or

•	the shareholder has properly submitted a proxy or voted by telephone or through the Internet.
What is the difference between a shareholder of record and a “street name” holder?
     If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.
     If your shares are held in a stock brokerage account or by a bank or other nominee, you are still considered the beneficial owner of the shares, but your shares are held in “street name”.

How do I vote my shares?
     We are mailing the Notice of Internet Availability of Proxy Materials (the “Internet Notice”) to shareholders of record on or about March 18, 2009. You will not receive a printed copy of these proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Internet Notice. Instead, the Internet Notice will instruct you how you may access and review all of the important information contained in these proxy materials. The Internet Notice also instructs you how you may submit your proxy via the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of these proxy materials, you should follow the instructions for requesting such materials included in the Internet Notice.
     Via the Internet — You can simplify your voting by voting your shares via the Internet as instructed in the Internet Notice. The Internet procedures are designed to authenticate your identity, to allow you to vote your shares and confirm that your instructions have been property recorded. Internet voting facilities for shareholders of record are available 24 hours a day and will close at 11:59 p.m. (CT) on April 28, 2009. You may access this Proxy Statement and related materials by going to http://www.investoreconnect.com and entering the control number as shown on your Internet Notice. You will then be directed to select a link to www.proxyvote.com where you will be able to vote on the proposals presented here.
     By Mail — Shareholders who receive a paper proxy card may elect to vote by mail (instead of by Internet or telephone) and should complete, sign and date their proxy card and mail it in the pre-addressed envelope that accompanies the paper proxy card. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted. Shareholders who hold shares beneficially in street name may vote by mail by requesting a paper proxy card according to the instructions contained in the Internet Notice received from your broker or other agent, and then completing, signing and dating the voting instructions card provided by the broker or other agent and mailing it in the pre-addressed envelope provided.
     By Telephone — Shareholders may also elect to vote over the telephone by calling 800-690-6903 (toll-free). The telephone voting procedures have been set up for your convenience. The procedures have been designed to verify your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly.
What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?
     It means you hold shares registered in more than one account. To ensure that all of your shares are voted, if you vote by telephone or through the Internet, vote once for each Internet Notice you receive. If you wish to consolidate your accounts, please contact our stock transfer agent, Wells Fargo Bank, N.A., at P.O. Box 64854, St. Paul, Minnesota 55164 or by telephone at 800-468-9716 (toll-free).
     You may also receive a “voting instructions” card which looks very similar to a proxy card. Voting instructions are prepared by brokers, banks or other nominees for shareholders who hold shares in street name.
Can I vote my shares in person at the meeting?
     Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting. However, even if you currently plan to attend the meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide not to attend the meeting.
     If you hold your shares in street name, you may vote your shares in person at the meeting only if you obtain a signed proxy from your broker, bank or other nominee giving you the right to vote such shares at the meeting.

What vote is required to elect directors?
     In accordance with Minnesota law, directors are elected by a plurality of votes cast. This means that the ten nominees receiving the highest number of votes will be elected, provided that a quorum is present at the meeting.
What vote is required on proposals other than the election of directors?
     With respect to each item of business to be voted on at the meeting other than the election of directors, the affirmative vote of a majority of the shares present and entitled to vote with respect to that item is required for the approval of the item (provided that the total number of shares voted in favor of the proposal constitutes more than 25 percent of the outstanding shares).
How are votes counted?
     Shareholders may either vote “FOR” or “WITHHOLD” authority to vote for the nominees for the Board of Directors. Shareholders may also vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals.
     If you vote WITHHOLD or ABSTAIN, your shares will be counted as present at the meeting for the purposes of determining a quorum.
     If you WITHHOLD authority to vote for one or more of the directors, this has the same effect as a vote against the director or directors for which you WITHHOLD your authority. If you ABSTAIN from voting on a proposal, your abstention has the same effect as a vote against the proposal.
What if I do not specify how I want my shares voted?
     If you hold your shares in street name and do not provide voting instructions to your broker, your shares will be counted as present at the meeting for purposes of determining a quorum and, in accordance with applicable law and the rules of the New York Stock Exchange, may be voted on Item 1: Election of Directors and Item 2: Ratification of Appointment of Independent Registered Public Accounting Firm, at the discretion of your broker. Shares will not be voted on any proposal for which your broker does not have discretionary authority to vote unless you provide voting instructions.
     If you vote your shares directly (as opposed to voting through a broker or other intermediary) and do not specify on your proxy card (or when giving your proxy by telephone or via the Internet) how you want to vote your shares, we will vote them:
•	FOR the election of all of the nominees for director; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for the fiscal year ending December 31, 2009.
Can I change my vote?
     Yes. You can change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:
•	by sending a written notice of revocation to Deluxe’s Corporate Secretary;

•	by submitting another properly signed proxy card at a later date to the Corporate Secretary;

•	by submitting another proxy by telephone or through the Internet at a later date; or

•	by voting in person at the meeting.
Who pays the cost of proxy preparation and solicitation?
     Deluxe pays for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. We have retained Georgeson Shareholder Communications, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $7,500, plus associated costs and expenses.

     We are soliciting proxies primarily by use of the Internet. In addition, proxies may be solicited by mail, telephone or facsimile, or personally by directors, officers and regular employees of Deluxe. These individuals receive no additional compensation beyond their regular salaries for these services.
STOCK OWNERSHIP AND REPORTING
Director and Executive Officer Stock Ownership and Sale Guidelines
     The Board has established stock ownership guidelines for directors and executive officers. These guidelines set ownership targets for each director and officer, with the expectation that the target be achieved within five years of the later of the date the ownership guidelines were implemented or the individual first became a director or officer, whichever is applicable. The Board also maintains guidelines restricting a director’s or officer’s ability to sell shares received upon the exercise of options or vesting of other stock-based awards until they have achieved their ownership targets. The ownership target for non-employee directors is shares having a value of at least five times the current Board retainer. Executive officers have targets based on a multiple of their annual base salary. The ownership target for the Chief Executive Officer (“CEO”) is five times his annual base salary, the target for the Company’s Senior Vice Presidents is two times their annual base salary, and the target for the Company’s Vice Presidents who are members of the Company’s Executive Leadership Team is one and one-half times their annual base salary.
Security Ownership of Certain Beneficial Owners and Management
     The following table shows, as of March 4, 2009 (unless otherwise noted), the number of shares of common stock beneficially owned by (1) each person who is known by Deluxe to beneficially own more than five percent of Deluxe’s outstanding common stock, (2) each executive officer named in the Summary Compensation Table that appears on page 32 in this proxy statement (each, a “Named Executive Officer”), (3) each director and nominee for director, and (4) all of the current directors and executive officers of Deluxe as a group. Except as otherwise indicated in the footnotes below, the shareholders listed in the table have sole voting and investment powers with respect to the common stock owned by them.

	Amount and Nature
	of Beneficial
Name of Beneficial Owner	Ownership	Percent of Class
Barclays [1]	6,863,688	13.42
Lee J. Schram [2]	453,043	*
Richard S. Greene [3]	64,529	*
Anthony C. Scarfone [4]	194,999	*
Terry D. Peterson [5]	38,291	*
Thomas Morefield [6]	38,117	*
Luann E. Widener [7]	177,579	*
Leanne E. Branham [8]	53,717	*
Ronald C. Baldwin [9]	8,585	*
Charles A. Haggerty [10]	53,795	*

	Amount and Nature
	of Beneficial
Name of Beneficial Owner	Ownership	Percent of Class
Isaiah Harris, Jr. [11]	16,936	*
Don J. McGrath [12]	13,693	*
Cheryl E. Mayberry McKissack [13]	18,675	*
Neil J. Metviner [14]	6,585	*
Stephen P. Nachtsheim [15]	48,315	*
Mary Ann O’Dwyer [16]	25,026	*
Martyn R. Redgrave [17]	29,346	*
All directors, nominees and executive officers as a group (19 persons) [18]	1,111,924	2.15

*	Less than 1 percent.

1	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2009, reporting beneficial ownership as of December 31, 2008 by Barclays Global Investors, NA., (2,472,938 shares, 2,129,833 to which it holds sole voting power), Barclays Global Fund Advisors (4,286,599 shares, 3,997,759 to which it holds sole voting power), Barclays Global Investors Limited (62,623 shares, 24,368 to which it holds sole voting power), Barclays Global Investors Japan Limited (26,454 shares), Barclays Global Investors Canada Limited (5,546 shares), and Barclays Global Investors Australia Limited (9,528 shares). These entities report their ownership as a group and are, collectively, the beneficial owners of 6,863,688 shares of common stock.

2	Includes 310,800 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 67,050 shares of restricted stock.

3	Includes 50,334 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 3,900 shares of restricted stock.

4	Includes 160,759 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 9,200 shares of restricted stock.

5	Includes 27,117 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 3,650 shares of restricted stock.

6	Includes 29,013 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 4,350 shares of restricted stock.

7	Shares reflect ownership as of Ms. Widener’s October 31, 2008 retirement date. Includes 131,403 options then exercisable.

8	Shares reflect ownership as of Ms. Branham’s May 23, 2008 resignation date. Includes 48,530 options then exercisable.

9	Includes 6,585 shares of restricted stock.

10	Includes 4,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 3,293 shares of restricted stock, 32,727 shares held by the Haggerty Family Trust, and 10,184 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Deluxe Corporation Non-Employee Director Stock and Deferral Plan (the “Director Plan”).

11	Includes 1,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 3,293 shares of restricted stock, and 329 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

12	Includes 6,585 shares of restricted stock, 2,000 shares held in trust and 5,108 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

13	Includes 4,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 3,293 shares of restricted stock.

14	Includes 6,585 shares of restricted stock.

15	Includes 4,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 3,293 shares of restricted stock, 12,000 shares held by the Nachtsheim Family Trust and 9,966 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

16	Includes 2,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 3,293 shares of restricted stock, and 2,152 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

17	Includes 4,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 3,293 shares of restricted stock, and 5,902 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

18	Includes 663,270 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 154,958 shares of restricted stock, and 33,641 restricted stock units received in lieu of directors’ fees pursuant to the deferral option under the Director Plan.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related regulations, require Deluxe’s directors and executive officers, and any persons holding more than ten percent of Deluxe’s common stock (collectively, “Reporting Persons”), to report their initial ownership of Deluxe securities and any subsequent changes in that ownership to the Securities and Exchange Commission. Based on our review of the reports filed and written representations submitted by the Reporting Persons, we believe that all Reporting Persons timely filed all required Section 16(a) reports for the most recent fiscal year.
ITEM 1: ELECTION OF DIRECTORS
Nominees for Election
     There are currently ten individuals serving on the Board of Directors. As of the date of the meeting the Board has set the size of the Board at ten directors and recommends that the ten individuals presented on the following pages be elected to serve on the Board until the 2010 annual meeting of shareholders. All of the nominees are current directors. In addition, with the exception of Mr. Schram, who serves as Deluxe’s CEO and therefore cannot be deemed independent, all nominees have been determined by the Board to meet the independence standards of the New York Stock Exchange (see the discussion of Director Independence in the “BOARD STRUCTURE AND GOVERNANCE” section of this proxy statement).
     Each of the ten individuals listed has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy.

RONALD C. BALDWIN
Director Since June 2007
Age 62
Vice Chairman (Retired), Huntington Bancshares Inc.
Mr. Baldwin served as Vice Chairman of Huntington Bancshares Inc. from April 2001 until his retirement in December 2006. Huntington is a regional bank holding company, and Mr. Baldwin was responsible for overseeing Huntington’s regional banking line of business, which provided both commercial and retail financial products and services through nearly 400 regional banking offices. Mr. Baldwin is a 35-year veteran of the banking and financial services industry.
CHARLES A. HAGGERTY
Director Since December 2000
Age 67
Chairman (Retired), Western Digital Corporation
Mr. Haggerty was Chairman of the Board of Western Digital Corporation from July 1993 until his retirement in June 2000. Mr. Haggerty was also Chief Executive Officer of Western Digital from July 1993 to January 2000, and was President from June 1992 to July 1993. Western Digital is a manufacturer of hard disk drives. Prior to joining Western Digital, Mr. Haggerty spent more than 28 years with IBM. Mr. Haggerty also serves as a director of Beckman Coulter, Inc., Pentair, Inc., Imation Corp and LSI Corporation.
ISAIAH HARRIS, JR.
Director Since August 2004
Age 56
President (Retired), BellSouth Advertising & Publishing Group
Prior to the December 29, 2006, acquisition of BellSouth Corporation (“BellSouth”) by AT&T Corp., Mr. Harris served as President of BellSouth Advertising & Publishing Group (“A&P”), a subsidiary of BellSouth, a position he assumed in December 2004. A&P was responsible for the marketing and publishing of The Real Yellow Pages® from BellSouth, and included BellSouth Advertising & Publishing Corporation, The Berry Company, Stevens Graphics and IntelliVentures. Mr. Harris also was responsible for the corporation’s Asian and South American wireless telecommunications operations. Effective February 7, 2007, Mr. Harris resigned from AT&T. He joined BellSouth in 1997, and during his tenure there held various executive positions, including President of BellSouth Enterprises from January to December 2004, President of Consumer Services from September 2000 to December 2003, and Vice President of Finance from January to September 2000. Mr. Harris also serves as a director of CIGNA Corporation and serves on the Advisory Board of the Board of Trustees of Wells Fargo Advantage Funds.

DON J. McGRATH
Director Since June 2007
Age 60
Chairman and Chief Executive Officer, BancWest Corporation
BancWest is a $70 billion bank holding company serving nearly four million households and businesses, and is a wholly-owned subsidiary of BNP Paribas, a European leader in banking and financial services. Mr. McGrath has served as BancWest’s Chairman and CEO since January 2005 and as a director since 1998. Prior to becoming CEO, he served as BancWest’s President and Chief Operating Officer, from November 1998 to December 2004. Mr. McGrath served as CEO of Bank of the West from 1996 through the end of 2007 and currently serves as Chairman of the Bank of the West and Vice Chairman of First Hawaiian Bank, both of which are subsidiaries of BancWest. In 2008, Mr. McGrath received a Presidential appointment to the President’s Council on Financial Literacy. He has nearly 40 years of experience in the banking and financial services industry.
CHERYL E. MAYBERRY McKISSACK
Director Since December 2000
Age 53
President and Chief Executive Officer, Nia Enterprises, LLC
Nia Enterprises, LLC is an interactive communications company for research services and diversity marketing, which Ms. Mayberry McKissack founded in 2000. From November 1997 to November 2000, Ms. Mayberry McKissack served as Senior Vice President and General Manager of worldwide sales and marketing for Open Port Technology, Inc., a provider of Internet infrastructure messaging solutions. Ms. Mayberry McKissack also serves as a director of Private Bancorp, Inc.
NEIL J. METVINER
Director Since June 2007
Age 50
Vice President, Pitney Bowes, Inc., and President, Global Mailstream, Europe
Pitney Bowes is a global mailstream technology company serving nearly one million small businesses in North America and over two million customers worldwide. Mr. Metviner joined Pitney Bowes in 2000 as President of Pitney Bowes Direct, having management responsibility for serving the company’s U.S. small business customer base, together with various international markets. In September 2007, Mr. Metviner assumed full oversight responsibility for the company’s European mailing operations.

STEPHEN P. NACHTSHEIM
Director Since November 1995
Age 64
Non-Executive Chairman of Deluxe and Vice President (Retired), Intel Corporation
In November 2005, Mr. Nachtsheim was appointed Non-Executive Chairman of the Board of Deluxe. Prior to that, he served as the Board’s Lead Independent Director, a role he had assumed in December 2003. Mr. Nachtsheim was a Corporate Vice President of Intel Corporation, a designer and manufacturer of integrated circuits, microprocessors and other electronic components, and the co-director of Intel Capital from 1998 until his retirement in August 2001.
MARY ANN O’DWYER
Director Since October 2003
Age 53
Senior Vice President — Finance and Operations and Chief Financial Officer, Wheels, Inc.
Ms. O’Dwyer joined Wheels, Inc. in 1991 and has been their Chief Financial Officer since 1994. She also has held the position of Senior Vice President — Finance and Operations since 2000. Wheels, Inc. is a major provider of automotive fleet management services. Ms. O’Dwyer also serves as a director of Wheels, Inc. and its parent company, Frank Consolidated Enterprises.
MARTYN R. REDGRAVE
Director Since August 2001
Age 56
Executive Vice President and Chief Administrative Officer, Limited Brands, Inc.
Mr. Redgrave has served as Executive Vice President and Chief Administrative Officer of Limited Brands, Inc., since March 2005, and also served as Chief Financial Officer from January 2006 to May 2007. Limited Brands is one of the world’s leading personal care, beauty, intimate apparel and apparel specialty retailers. Prior to joining Limited Brands, Mr. Redgrave served for eleven years as the Executive Vice President-Finance and Chief Financial Officer of Carlson Companies, Inc., a worldwide provider of hospitality, travel and marketing services.

LEE J. SCHRAM
Director Since May 2006
Age 67
Chief Executive Officer of Deluxe
Mr. Schram became CEO of Deluxe Corporation on May 1, 2006. Prior to joining Deluxe, Mr. Schram served as senior vice president of NCR Corporation’s Retail Solutions Division, with responsibilities for NCR’s global retail store automation and point-of-sale solutions business, including development, engineering, marketing, sales, and support functions. Mr. Schram began his professional career with NCR Corporation in 1983, where he held a variety of positions of increasing responsibility that included both domestic and international assignments. From September 2000 to January 2002, he served as chief financial officer for the Retail and Financial Group. Thereafter, he became vice president and general manager of Payment and Imaging Solutions in NCR’s Financial Services Division, a position he held until March 2003, when he became senior vice president of the Retail Solutions Division.
     The Board of Directors recommends that you vote FOR the election of each nominee named on the preceding pages.
BOARD STRUCTURE AND GOVERNANCE
Board Oversight and Director Independence
     Deluxe’s business, property and affairs are managed under the general direction of our Board of Directors. In providing this oversight, the Board adheres to a set of Corporate Governance Guidelines designed to ensure that the Board has access to relevant information, and is structured and operates in a manner allowing it to exercise independent business judgment. The complete text of Deluxe’s Corporate Governance Guidelines is posted on the Investor Relations page of the Investors section of our website at www.deluxe.com under the “Corporate Governance” caption.
     A critical component of our corporate governance philosophy is that a majority of our directors, and preferably a substantial majority, be individuals who meet strict standards of independence, meaning that they have no relationship with Deluxe, directly or indirectly, that could impair their ability to make objective and informed judgments regarding all matters of significance to Deluxe and its shareholders. The listing standards of the New York Stock Exchange (“NYSE”) require that a majority of our directors be independent, and that our Corporate Governance, Audit and Compensation Committees be comprised entirely of independent directors. In order to be deemed independent, a director must be determined by the Board to have no material relationship with Deluxe other than as a director. In accordance with the NYSE listing standards, our Board has adopted formal Director Independence Standards setting forth the specific criteria by which the independence of our directors will be determined, including restrictions on the nature and extent of any affiliations directors and their immediate family members may have with Deluxe, its independent registered public accounting firm, or any commercial or not-for-profit entity with which Deluxe has a relationship. Consistent with regulations of the Securities and Exchange Commission (“SEC”), our Director Independence Standards also prohibit Audit Committee members from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from Deluxe, other than in their capacity as Board or committee members. The complete text of our Director Independence Standards is posted on the Investor Relations page of the Investors section of our website at www.deluxe.com under the “Corporate Governance” caption.
     The Board has determined that every director and nominee, with the exception of Mr. Schram, satisfies our Director Independence Standards. The Board also has determined that every member of its Corporate Governance, Audit and Compensation Committees is an independent director.
Related Party Transaction Policy and Procedures
     The Board maintains written procedures under which the Corporate Governance Committee is responsible for reviewing potential or actual conflicts of interest, including any proposed related party transactions and interlocking relationships between executives and Board members. The Committee will determine whether any such potential or actual conflicts would require disclosure under securities laws, cause a director to be disqualified from being deemed independent, or cause a transaction being considered by the Board to be voidable if the conflict were not disclosed. The Committee also will consider whether the proposed transaction would result in a violation of any law or be inappropriate in light of the nature and magnitude of any interest of the director or executive in the entity or transaction giving rise to the potential conflict.
     The Committee may take those actions it deems necessary, with the assistance of any advisors it deems appropriate, in considering potential conflicts of interest. While it is expected that in most instances the Committee can make the necessary determination, where required by state law or due to the significance of the issue, the matter will be referred to the full Board for resolution.
     In late 2008, a proposed commercial relationship with Wheels, Inc. was reviewed and approved under these procedures. Wheels, Inc. is a $1.5 billion company that provides automobile leasing, fleet management and related services. Deluxe selected Wheels, Inc. to provide these services as the result of a competitive bidding process in which several other service providers also participated. Under the terms of the arms-length contract governing this relationship, Deluxe’s aggregate annual payments to Wheels, Inc. are expected to be between two and three million dollars, which amount is well below the thresholds for independence established by the NYSE and provided for in our Director Independence Standards. (For 2008, approximately $17,000 was paid to Wheels, Inc. under this relationship, due to the timing of contract execution.) The relationship with Wheels, Inc. was pre-approved by the Board’s Corporate Governance Committee in accordance with its written Conflicts of Interest review policy, and was duly considered by the Board in making its determination that Ms. O’Dwyer is independent.
Meetings and Committees of the Board of Directors
     There were seven meetings of the Board of Directors in 2008, six of which were regular meetings. Each director attended, in person or by telephone, at least 75 percent of the aggregate of all meetings of the Board and its committees on which he or she served during the year. It is our policy that directors attend our annual shareholder meetings and all such directors are expected to be in attendance at this year’s meeting. All of the directors serving on the Board attended last year’s annual meeting of shareholders.
     The Board of Directors has four standing committees:
•	Audit Committee;

•	Compensation Committee;

•	Corporate Governance Committee; and

•	Finance Committee.

     Each of the Board committees has a written charter, approved by the Board, establishing the authority and responsibilities of the committee. Each committee’s charter is posted on the Investor Relations page of the Investors section of our website at www.deluxe.com under the “Corporate Governance” caption. A copy of each charter is available in print free of charge to any shareholder who submits a request to: Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.
     The following tables provide a summary of each committee’s responsibilities, the number of meetings held by each committee during the last fiscal year and the names of the directors currently serving on the committee.
Audit Committee
Responsibilities
•	Appoints and replaces the independent registered public accounting firm, subject to ratification by our shareholders, and oversees the work of the independent registered public accounting firm.

•	Pre-approves all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, including related fees.

•	Reviews and discusses with management and the independent registered public accounting firm our annual audited financial statements and recommends to the Board whether the audited financial statements should be included in Deluxe’s Annual Report on Form 10-K.

•	Reviews and discusses with management and the independent registered public accounting firm our quarterly financial statements and the associated earnings news releases.

•	Reviews and discusses with management and the independent registered public accounting firm significant reporting issues and judgments relating to the preparation of our financial statements, including the adequacy of internal controls.

•	Reviews and discusses with the independent registered public accounting firm our critical accounting policies and practices, alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, and other material written communications between the independent registered public accounting firm and management.

•	Oversees the work of our internal auditors.

•	Reviews the effectiveness of Deluxe’s legal and ethical compliance programs and maintains procedures for receiving, retaining and handling complaints by employees regarding accounting, internal controls and auditing matters.
Number of meetings in 2008: 9
Directors who serve on the committee:
Martyn R. Redgrave, Chair
Ronald C. Baldwin
Isaiah Harris, Jr.
Cheryl E. Mayberry McKissack
Mary Ann O’Dwyer

Compensation Committee
Responsibilities
•	Develops our executive compensation philosophy.
•	Evaluates and recommends incentive compensation plans for executive officers and other key managers, and all equity-based compensation plans, and oversees the administration of these and other employee compensation and benefit plans.
•	Reviews and approves corporate goals and objectives relating to the CEO’s compensation, leads an annual evaluation of the CEO’s performance in light of those goals and objectives, and determines, in conjunction with the Board, the CEO’s compensation based on this evaluation.
•	Reviews and approves other executive officers’ compensation.
•	Establishes and certifies attainment of incentive compensation goals and performance measurements applicable to our executive officers.
Number of meetings in 2008: 6
Directors who serve on the committee:
Charles A. Haggerty, Chair
Don J. McGrath
Neil J. Metviner
Stephen P. Nachtsheim
Corporate Governance Committee
Responsibilities
•	Reviews and recommends the size and composition of the Board, including the mix of management and independent directors.
•	Establishes criteria and procedures for identifying and evaluating potential Board candidates.
•	Reviews nominations received from the Board or shareholders, and recommends candidates for election to the Board.
•	Establishes policies and procedures to ensure the effectiveness of the Board, including policies regarding term limits, review of qualifications of incumbent directors, and conflicts of interest.
•	Establishes guidelines for conducting Board meetings.
•	Oversees the annual assessment of the Board’s performance.
•	In consultation with the Compensation Committee, reviews and recommends to the Board the amount and form of all compensation paid to directors.
•	Recommends to the Board the size, composition and responsibilities of all Board committees.
•	Reviews and recommends candidates for key executive officer positions and monitors management succession plans.
•	Develops and recommends corporate governance guidelines, policies and procedures.
Number of meetings in 2008: 4
Directors who serve on the committee:
Cheryl E. Mayberry McKissack, Chair
Isaiah Harris, Jr.
Don J. McGrath
Stephen P. Nachtsheim

Finance Committee
Responsibilities
•	Evaluates acquisitions, divestitures and capital projects in excess of $5 million, and reviews other material financial transactions outside the scope of normal on-going business activity.
•	Reviews and approves the Company’s annual financing plans, as well as credit facilities maintained by the Company.
•	Reviews and recommends policies concerning corporate finance matters, including capitalization, investment of assets and debt/equity guidelines.
•	Reviews and recommends dividend policy and approves declarations of regular shareholder dividends.
•	Reviews and makes recommendations to the Board regarding financial strategy and proposals concerning the sale, repurchase or split of Deluxe securities.
Number of meetings in 2008: 6
Directors who serve on the committee:
Mary Ann O’Dwyer, Chair
Ronald C. Baldwin
Charles A. Haggerty
Neil J. Metviner
Martyn R. Redgrave
Corporate Governance Principles
     As indicated above, our Board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities. These Guidelines address a broad range of topics, including director qualifications, director nomination processes, term limits, Board and committee structure and process, Board evaluations, director education, CEO evaluation, management succession planning and conflicts of interest. The complete text of the Guidelines is posted on the Investor Relations page of the Investors section of our website at www.deluxe.com under the “Corporate Governance” caption. A copy of the Guidelines is available in print free of charge to any shareholder who submits a request to: Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.
Code of Ethics and Business Conduct
     All of our directors and employees, including our CEO, Chief Financial Officer, Chief Accounting Officer and other executives, are required to comply with our Code of Ethics and Business Conduct (“Code of Ethics”) to help ensure that our business is conducted in accordance with the highest legal and ethical standards. Our Code of Ethics requires strict adherence to the letter and spirit of all laws and regulations applicable to our business and covers all areas of professional conduct, including customer relationships, respect for co-workers, conflicts of interest, insider trading, the integrity of our financial recordkeeping and reporting, and the protection of our intellectual property and confidential information. Employees are required to bring any violations and suspected violations of the Code of Ethics to Deluxe’s attention through management or Deluxe’s law department, or by using our confidential compliance hotline.
     The full text of our Code of Ethics is posted on the Investor Relations page of the Investors section of our website at www.deluxe.com under the “Corporate Governance” caption. The Code of Ethics is available in print free of charge to any shareholder who submits a request to: Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.
Board Composition and Qualifications
     Our Corporate Governance Committee oversees the process for identifying and evaluating candidates for the Board of Directors. Directors and nominees for director should have diverse backgrounds and possess the qualifications, experience and knowledge to enable them to contribute effectively to the evaluation of our business strategies and to the Board’s oversight role. The Corporate Governance Committee believes that a predominance of Board members should have a background in business and should include both actively employed and retired senior corporate officers, and that directors should range in age so as to maintain a sound balance of board tenure and experience, as well as staggered retirement dates.

     The Board of Directors has established the following specific guidelines for nominees to the Board:
•	A majority of the Board must be comprised of independent directors, the current standards for which are discussed above under “Board Oversight and Director Independence.”

•	As a general rule, non-employees should not be nominated for re-election to the Board after their 72nd birthday or having served for 12 years from their initial election to the Board, although the Board retains the ability to grant exemptions to these limits where it determines that such an exemption will serve the interests of Deluxe and its shareholders.

•	A non-employee director who ceases to hold the employment position held at the time of election to the Board, or who has a significant change in position, should offer to resign. The Corporate Governance Committee will then consider whether the change of status is likely to impact the director’s qualifications and make a recommendation to the Board as to whether the resignation should be accepted.

•	Management directors who terminate employment with Deluxe should offer to resign. The Board will then decide whether to accept the director’s resignation, provided that no more than one former CEO should serve on the Board at any one time.
     Other selection criteria used to evaluate potential candidates may include successful senior level business management experience or experience that fulfills a specific need, prior experience and proven accomplishment as a director of a public company, commitment to attending Board and committee meetings, a reputation for honesty and integrity, interest in serving the needs of shareholders, employees and communities in which we operate, and compatibility with existing directors.
Director Selection Process
     All Board members are elected annually by our shareholders, subject to the Board’s right to fill vacancies in existing or new director positions on an interim basis. Based on advice from the Corporate Governance Committee, each year the Board recommends a slate of directors to be presented for election at the annual meeting of shareholders.
     The Corporate Governance Committee considers candidates recommended by members of the Board or recommended by our shareholders, and the Committee reviews such candidates in accordance with our bylaws and applicable legal and regulatory requirements. Candidates recommended by our shareholders are evaluated in accordance with the same criteria and using the same procedures as candidates recommended by Board members or the CEO. In order for such shareholder recommendations to be considered, shareholders must provide the Corporate Governance Committee with sufficient written documentation to permit a determination by the Board as to whether such candidate meets the required and desired director selection criteria set forth in our bylaws and our Corporate Governance Guidelines and as outlined below. Such documentation and the name of the recommended director candidate must be sent by U.S. mail to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders. Our Corporate Secretary will send properly submitted shareholder recommendations to the Chair of the Corporate Governance Committee for consideration at a future committee meeting.
     When a vacancy or a new position on the Board needs to be filled, the CEO, in consultation with the Chair of the Corporate Governance Committee, drafts a profile of the candidate he or she believes would provide the most meaningful contributions to the Board as a whole. The profile is submitted to the Committee for approval. In order to properly staff its various committees and support its succession planning initiatives, the Board currently believes that a Board consisting of nine to eleven directors is the optimal size. The Committee has made it a practice in recent years to engage third-party search firms to assist it in identifying suitable candidates. The firms selected, as well as the specific terms of the engagement, are based on the specific search criteria established by the Committee. Members of the Board also are given the opportunity to submit names of potential candidates based on the profile developed. Each candidate is subject to an initial screening process after which the Committee selects the candidates that it wishes to interview. The Chair of the Board, CEO and at least a majority of the Committee interviews each candidate and, concurrently with the interviews, the candidate will confirm his or her availability for regularly scheduled Board and committee meetings. The Committee will also assess each candidate’s potential conflicts of interest. The Committee reviews the interviewers’ reports and recommendations, and makes the final determination as to which candidates are recommended for election to the Board. Depending on when suitable candidates are identified, the Board may decide to appoint a new director to serve on the Board until the next annual meeting of shareholders.
     Our bylaws require that if a shareholder wishes to nominate a candidate at the annual meeting of shareholders, the shareholder must give written notice of the nomination to our CEO or Corporate Secretary no later than 120 days prior to the first anniversary of the previous year’s annual meeting. The shareholder must attend the meeting with the candidate and propose the candidate’s nomination for election to the Board at the meeting. The shareholder’s notice must set forth as to each nominee: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the number of shares of our stock owned by the person, (4) the written and acknowledged statement of the person that such person is willing to serve as a director, and (5) any other information relating to the person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, if the candidate had been nominated by or on behalf of the Board. No shareholders submitted director nominations in connection with this year’s meeting. Any shareholders desiring to present a candidate at the 2010 annual meeting of shareholders must furnish the required notice no later than December 30, 2009.
Non-Executive Chairman; Executive Sessions
     Mr. Nachtsheim is the Non-Executive Chairman of the Board and is expected to serve until such time as a new Chair is elected by the Board. Although Mr. Nachtsheim has served on the Board for more than 12 years, the Board determined that it would be in the best interests of Deluxe and its shareholders to re-nominate Mr. Nachtsheim to an additional term in order to provide continuity in the Chairman position in light of the recent addition of several new Board members, and to minimize the risk of distraction from a change in the Board leadership as Deluxe continues to execute its transformational initiatives and growth strategies. Mr. Nachtsheim’s duties include moderating meetings or executive sessions of the independent directors and acting as the principal liaison between the independent directors and the CEO with respect to Board governance issues. Our independent directors make it a practice to meet in executive session without management present at each Board meeting. Likewise, all Board committees regularly meet in executive session without management.
Communications with Directors
     Any interested party having concerns about our governance or business practices, or otherwise wishing to communicate with our independent directors, may submit their concerns in writing to the Non-Executive Chairman of the Board or the independent directors as a group in the care of the office of: Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.
Audit Committee Expertise; Complaint-Handling Procedures
     In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit Committee have been determined by the Board to meet the financial literacy requirements of the NYSE’s listing standards. The Board also has determined that at least one member of the Audit Committee, including Martyn Redgrave, the Committee Chair, is an “audit committee financial expert” as defined by SEC regulations.
     In accordance with federal law, the Audit Committee has adopted procedures governing the receipt, retention and handling of complaints regarding accounting and auditing matters. These procedures include a means for employees to submit concerns on a confidential and anonymous basis, through Deluxe’s compliance hotline.

Compensation Committee Processes and Procedures
     The authority and responsibilities of the Compensation Committee are governed by its charter, a copy of which can be found on Deluxe Corporation’s website at www.deluxe.com, together with applicable laws, rules, regulations and NYSE listing standards.
     The Compensation Committee is authorized to review and approve corporate goals and objectives related to the CEO’s compensation, lead the Board’s evaluation of the CEO’s performance in light of those goals and objectives, and determine the CEO’s compensation based on the evaluation and input from the Board as a whole. The Committee is expected to engage the entire Board in its evaluation of the CEO’s performance and appropriate level of compensation.
     The Committee also reviews and approves each executive officer’s base pay and incentive compensation levels, stock ownership targets, employment-related agreements and any special benefit plans or programs for executives. As part of this responsibility, the Committee evaluates and makes recommendations to the Board regarding the Company’s compensation philosophy and structure, the design of incentive compensation plans in which executives participate and all equity plans. It establishes incentive compensation goals and performance measurements for executives and determines the levels of achievement of each executive relative to the goals and measurements. Subject to limits imposed by the plans, applicable law and the Board, the Committee also oversees administration of equity-based plans, deferred compensation plans, benefit plans, retirement and Employee Retirement Income Security Act (“ERISA”) excess plans, and also is responsible for determining the formula used to calculate contributions to the company’s current profit sharing plan. The Committee has delegated to management committees the responsibility to administer broad-based benefit plans and the responsibility to oversee investment options and management of retirement and deferred compensation programs.
     Although matters of director compensation ultimately are the responsibility of the full Board, the Compensation Committee works in conjunction with the Board’s Corporate Governance Committee and its independent compensation consultants in evaluating director compensation levels, making recommendations regarding the structure of director compensation, and developing a director pay philosophy that is aligned with the interests of the Company’s shareholders.
     The Committee has the authority to engage compensation consultants to assist it in conducting the activities within its general scope of responsibility. Since 2001, the committee has retained Watson Wyatt Worldwide, Inc. as its independent consultant. The Committee has the sole authority to retain, terminate and approve the fees of a compensation consultant for the purpose of assisting in the evaluation of director, CEO and executive compensation.
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee is comprised entirely of independent directors. No member of the Compensation Committee has been an officer or employee of Deluxe. None of our executives serve as a member of the Compensation Committee of any other company that has an executive serving as a member of the Deluxe Board of Directors. None of our executives serve as a member of the board of directors of any other company that has an executive serving as a member of the Compensation Committee.
Non-Employee Director Compensation
     Directors who are employees of Deluxe do not receive compensation for their service on the Board other than their compensation as employees. Non-employee directors each receive a $50,000 annual Board retainer, payable quarterly. For 2008, the Non-Executive Chairman received an incremental $100,000 annual retainer, payable quarterly.

     In order to fairly compensate non-employee directors for their service on Board committees, the elements and responsibilities of which will fluctuate from time to time, committee members are paid fees for each committee meeting attended, with the chair of each committee also receiving an annual retainer for serving as the chair.
     For 2008, the committee fee structure was as follows:

		Compensation	Other Standing
	Audit Committee	Committee	Committees
	($)	($)	($)
Chair Retainer	15,000	7,500	5,000
In-Person Meeting Attendance	2,000	1,500	1,500
Telephonic Meeting Attendance	1,000	750	750
     Non-employee directors also receive $1,500 for each approved site visit and director education program attended, up to a maximum of five per year, in the aggregate. Directors also may receive additional compensation for the performance of duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members.
     Deluxe maintains a Non-Employee Director Stock and Deferral Plan (the “Director Plan”), which was approved by shareholders as part of Deluxe’s 2008 Stock Incentive Plan (the “Stock Incentive Plan”). The purpose of the Director Plan is to provide an opportunity for non-employee directors to increase their ownership of Deluxe’s common stock and thereby align their interest in the long-term success of Deluxe with that of other shareholders. Under the Director Plan, each non-employee director may elect to receive, in lieu of cash retainers and fees, shares of Deluxe common stock having an equal value, based on the closing price of Deluxe’s stock on the NYSE as of the quarterly payment date. The shares of common stock receivable pursuant to the Director Plan are issued as of the quarterly payment date or, at the option of the director, credited to the director in the form of deferred restricted stock units. These restricted stock units vest and are converted into shares of common stock on the earlier of the tenth anniversary of February 1st of the year following the year in which the non-employee director ceases to serve on the Board or such other objectively determinable date as is elected by the director in his or her deferral election (for example, upon termination of service as a director). Each restricted stock unit entitles the holder to receive dividend equivalent payments equal to the dividend payment on one share of common stock. Any restricted stock units issued pursuant to the Director Plan will vest and be converted into shares of common stock in connection with certain defined changes of control of Deluxe. All shares of common stock issued pursuant to the Director Plan are issued under Deluxe’s Stock Incentive Plan and must be held by the non-employee director for a minimum period of six months from the date of issuance.
     Under the terms of the Stock Incentive Plan, non-employee directors also are eligible to receive other equity-based awards to further align their interests with shareholders and assist them in achieving and maintaining their established share ownership targets. Any stock options granted to non-employee directors must have an exercise price equal to the fair market value of Deluxe’s common stock on the date of grant, and no more than 5,000 options may be granted to a non-employee director in any one year. Non-employee directors did not receive any option grants in 2008, but each non-employee director elected to the Board at last year’s annual meeting did receive a grant of restricted stock on April 30, 2008, with an approximate grant date value of $70,000, which shares vest one year from the grant date. As new directors, Messrs. Baldwin, McGrath and Metviner received supplemental one-time grants in 2008 of restricted stock valued at $70,000, which also vest one year from the date of grant. Equity grants to directors are determined by the Compensation Committee, in consultation with the Corporate Governance Committee, as required by the Board’s governance processes.

     Non-employee directors who were elected to the Board prior to October 1997 also are eligible for certain retirement payments under the terms of a Board retirement plan that has since been replaced by the Director Plan. Under this predecessor plan, non-employee directors with at least five years of Board service who retire, resign or otherwise are not nominated for re-election are entitled to receive an annual payment equal to the annual Board retainer in effect on July 1, 1997 ($30,000 per year) for the number of years during which he or she served on the Board prior to October 31, 1997. As a result, no further benefits are accruing under this plan. In calculating a director’s eligibility for benefits under this plan, partial years of service are rounded up to the nearest whole number. Retirement payments do not extend beyond the lifetime of the retiree and are contingent upon the retiree’s remaining available for consultation with management and refraining from engaging in any activity in competition with Deluxe. Mr. Nachtsheim is the only current director eligible for benefits under this plan.
     The following table summarizes the compensation earned by each non-employee director during 2008.
DIRECTOR COMPENSATION FOR 2008

	Fees Earned or Paid	Stock	Option	All Other
	in Cash[1]	Awards[2]	Awards[3]	Compensation[4]	Total
Name	($)	($)	($)	($)	($)
Ronald C. Baldwin	72,250	93,395	0	3,293	168,938
Charles A. Haggerty	71,750	62,668	663	1,977	137,058
Isaiah Harris, Jr.	66,500	62,668	663	1,977	131,808
Cheryl E. Mayberry McKissack	77,500	62,668	663	1,977	142,808
Don J. McGrath	64,250	93,395	0	3,293	160,938
Neil J. Metviner	64,250	93,395	0	3,293	160,938
Stephen P. Nachtsheim	166,500	62,668	663	1,977	231,808
Mary Ann O’Dwyer	78,000	62,668	663	1,977	143,308
Martyn R. Redgrave	86,500	62,668	663	1,977	151,808

1	Under the Non-Employee Director Stock and Deferral Plan (the “Director Plan”), directors may elect to receive their fees in the form of stock, including the right to defer such stock into restricted stock units. Any stock or stock units issued under the Director Plan are equal in value to the cash fees foregone by the director. As a result, amounts reflected are the total fees earned by the directors, including amounts elected to be received in the form of stock or restricted stock units.

2	Amounts in the table reflect dollar amounts recognized for Financial Statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R), with respect to restricted stock awards. Directors Baldwin, McGrath and Metviner received a restricted stock grant of 6,585 shares on April 30, 2008. These shares will vest one year from the date of grant. The grant date value of these awards was approximately $140,000, reflecting the $70,000 in value granted to all non-employed directors elected at the 2008 annual meeting, plus a supplemental $70,000 in value granted to them as new directors. Directors Haggerty, Harris, Mayberry McKissack, Nachtsheim, O’Dwyer, and Redgrave received a restricted stock grant of 3,293 shares on April 30, 2008. These shares will vest one year from date of grant, and the grant date value of these awards was approximately $70,000. As of December 31, 2008, the aggregate shares of restricted stock held by each non-employee director was as follows: for directors Baldwin, Metviner and McGrath, 6,585 shares; for directors Haggerty, Harris, Mayberry McKissack, Nachtsheim, O’Dwyer and Redgrave, 3,293 shares.

3	No options were granted to the non-employee directors in 2008. Amounts in the table reflect dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R), for options granted in prior years. As of December 31, 2008, the number of outstanding options held by each director was as follows: Charles A. Haggerty, 4,000; Isaiah Harris, Jr., 1,000; Cheryl E. Mayberry McKissack, 4,000; Stephen P. Nachtsheim, 6,000; Mary Ann O’Dwyer, 2,000, and Martyn R. Redgrave, 4,000. All outstanding options expire seven years from the grant date, vest in equal 1/3 increments on each anniversary of the grant date, and carry exercise prices equal to the closing price of the Company’s common stock on the grant date.

4	Amounts reflect dividends paid in 2008 on unvested restricted stock awards.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
     The following discussion should be read in conjunction with the various tables and accompanying narrative disclosure appearing in this proxy statement. Those tables and narrative provide more detailed information regarding the compensation and benefits awarded to, earned by, or paid to our Chief Executive Officer (“CEO”) and the other executive officers named in the Summary Compensation Table appearing on page 32 (collectively, the “Named Executive Officers”), as well as the plans in which such officers are eligible to participate.
Executive Summary
     As explained in greater detail below, Deluxe maintains a strong pay-for-performance philosophy, with annual incentive payments (i.e., bonuses) being linked to the financial performance of the Company. Needless to say, the financial crisis and resulting downturn in the economy in 2008 had a negative impact on most businesses, including Deluxe. While Deluxe was able to manage through the downturn, the Company did not achieve its revenue and operating income targets for the year and, therefore, no bonuses were paid to the Named Executive Officers.
     As also discussed below, to properly balance Company management’s focus between short-term financial performance and long-term growth, and to further align management’s interests with those of the shareholders, a significant portion of each Executive’s overall compensation is comprised of long-term incentives, which for the past several years have been in the form of stock options and performance accelerated restricted stock. Executives also are subject to stock ownership guidelines and sale restrictions which require them to achieve and maintain significant ownership positions in Deluxe stock. Given the significant deterioration of the stock markets in 2008 sparked by the financial crisis, and the resulting decline in the price of Deluxe stock, the accumulated value of this long-term incentive compensation has likewise deteriorated. In fact, at the end of 2008, all outstanding stock options were below their respective exercise prices.
     In summary, while the compensation paid to the Named Executive Officers for 2008 clearly was aligned with the Company’s financial performance, it also creates challenges for the Company as it seeks to retain key employees who have experienced a significant reduction in both short- and long-term compensation due, in large measure, to general economic and market conditions. Like many companies, therefore, balancing pay-for-performance with the need to recruit and retain key talent clearly has been an area of focus for the Company’s Compensation Committee as it looks forward to 2009.

Compensation Objectives and Philosophy
          Deluxe is committed to providing executive compensation that attracts, motivates and retains the best possible executive talent for the benefit of our shareholders, supports Deluxe’s business objectives, and aligns the interests of the executive officers, including our Named Executive Officers, with the long-term interests of our shareholders. We believe these objectives are achieved by:
•	Continually evaluating the competitiveness of our compensation programs relative to comparable organizations;

•	Providing performance-based pay through annual incentive opportunities that are based on the achievement of specific business objectives (i.e., pay for performance);

•	Providing equity-based incentives that promote the creation of long-term shareholder value;

•	Delivering a significant portion of total compensation through performance-based pay linked to financial results and shareholder return; and

•	Ensuring that the Named Executive Officers hold meaningful equity stakes in Deluxe.
Roles of Committee, Outside Compensation Advisors and Management in Compensation Decisions
          The Deluxe compensation program is designed to align all components of pay opportunity (base pay, annual incentive pay, long-term incentive pay, and benefits) at or near the median of the market, for each component and as a whole, and reward performance that meets or exceeds performance goals that are established, reviewed and approved each year by the Compensation Committee of the Board of Directors (sometimes referred to in this section as the “Committee”). In arriving at the appropriate levels of pay and incentive opportunities, the Committee also considers both whether the structure of the program rewards reasonable risk-taking and the overall cost of the compensation program so as to achieve proper balance between the need to reward employees and to deliver returns to Deluxe’s shareholders. Accordingly, the Committee annually reviews the proportion of operating income used to reward employee performance through incentive plan payments.
          The Committee has responsibility for guiding our executive compensation philosophy and overseeing the design of executive compensation programs. The Committee also recommends the compensation to be paid to the CEO (with approval from the full Board of Directors) and reviews and approves the compensation paid to other executive officers. The Committee is composed entirely of “independent directors” as defined by the New York Stock Exchange corporate governance rules.
          The Committee has engaged, and regularly meets with, an independent compensation consultant regarding executive compensation levels and practices. In 2008, the Committee completed a request-for-proposal process, reviewing many compensation consulting firms, and elected to continue to engage Watson Wyatt Worldwide, Inc. as its independent compensation consultant. Watson Wyatt has served as the Committee’s independent consultant since 2001. This consultant is deemed independent in that it is selected by and reports directly to the Committee, and does not maintain any other business relationships or provide any other services to Deluxe that could pose a conflict of interest. The Committee also meets regularly with Watson Wyatt in executive session without management present and conducts an annual review of the consultant relationship.
          Management supports the work of the Committee and its independent consultant by providing company information and data, as requested. Company executives also make recommendations with respect to incentive plan targets in the context of management’s business and operational plans. At the request of the Committee the CEO attended each Committee meeting, met with the Committee and independent consultant as necessary to discuss business strategy, and also meets with the Committee annually to discuss each executive’s individual performance and make recommendations on incentive awards and adjustments to base salary for those executives. The Board’s non-employee directors evaluate the CEO each year and the Committee provides advice to the Board regarding the CEO’s compensation based on that evaluation and current market data provided by the independent consultants.
Competitive Market Review
          For 2008, the Committee commissioned Watson Wyatt to provide a competitive market review of Deluxe’s executive compensation program in comparison to relevant benchmarks. The data presented by Watson Wyatt was used for analyzing the following: the nature, merits and recommended value of each pay component; the mix of base pay, annual incentive compensation, and long-term incentive values for the Named Executive Officers; and other benefit-related decisions. Based on the recommendation of its compensation consultant, the Committee reviewed two benchmarks for assessing executive pay at Deluxe: published survey data representing companies similar in size to Deluxe, and companies comprising the S&P Mid-Cap 400. The Committee endorsed the use of the S&P Mid-Cap 400 for executive pay analysis based on the fact that Deluxe is a member of the S&P Mid-Cap 400 index, together with its conclusion that this index is representative of companies similar to Deluxe in terms of market capitalization, revenue, and total assets. In addition to using the S&P Mid-Cap 400, market data is drawn from multiple published surveys of broader general industry practices, with a particular focus on industrial companies with revenues comparable to Deluxe. Three survey sources were combined to create the published survey benchmark. The three surveys were: 2008/2009 Watson Wyatt Top Management Survey; 2008 Mercer Executive Compensation Survey; and 2008 Towers Perrin Executive Compensation Survey. The S&P Mid-Cap 400 benchmark data is based on proxy statement disclosures for the index companies’ Named Executive Officers, and the published surveys provide data for the Named Executive Officers and broader executive leadership team.
Executive Officer Compensation Program
          In constructing an overall compensation program, the Committee balances those components that are fixed (such as salary and benefits) against components that are “at risk” and require the achievement of certain levels of performance. The Committee also strives for a balance between compensation tools that reward the executives for the achievement of short-term goals, while also focusing on the long-term growth of the Company. Compared to Deluxe’s general employee population, the Committee believes that executives, including the Named Executive Officers, should have a greater percentage of their total compensation dependant upon reaching performance targets, a higher percentage of which is oriented toward long-term objectives rather than short-term performance. Each year the Committee reviews the form and amount of long-term incentive grants to ensure alignment with the Company’s overall compensation philosophy and to reward attainment of Company goals.
Elements of Compensation
          For 2008, the principal components of our executive compensation program consisted of the following:
•	base salary;

•	annual incentive plan;

•	long-term equity incentives in the form of stock options and performance accelerated restricted stock;

•	non-qualified deferred compensation plan;

•	broad-based retirement plans; and

•	cash allowance perquisite program.

Compensation Mix
          The primary components of executive compensation (base salary, and performance-based pay in the form of annual incentives and long-term incentives) for our Named Executive Officers for 2008 were allocated, at targeted levels of performance, with a higher percentage of performance-based pay compared to base salary. The average target percentage of performance-based pay for the Named Executive Officers is 66% of total compensation, with a higher percentage for the CEO and a lower percentage for the Vice Presidents. Of the total performance-based compensation for the Named Executive Officers, approximately 65% is targeted to be long-term compensation as opposed to annual compensation. Pay practices for the Named Executive Officers emphasize pay for performance and a longer term focus than pay practices for the general employee population.
          The Company uses pay-for-performance principles throughout its pay practices. Adjustments in base pay are linked to performance through the annual performance evaluation process with salary increase guidelines structured to provide higher base pay increases for those who achieve higher than satisfactory performance ratings and lower increases, if any, for those who perform at a satisfactory level or below. The annual incentive plan is similarly structured with an opportunity to earn a higher payout for performance above target and lower payouts, if any, for performance at less than target. The 2008 long-term incentive program also used pay-for-performance principles aligned to share price appreciation, particularly with respect to stock options. In addition, our Named Executive Officers are subject to stock ownership and sale guidelines, which restrict their ability to realize value from their equity awards unless they have achieved their ownership targets.
          Risk management is an important factor in designing incentive programs. While the design of the compensation program is significantly performance-based, we do not believe it encourages excessive risk-taking. We believe the combination of compensation elements in the program provides the Named Executive Officers with the appropriate incentives to create long-term value for shareholders while taking thoughtful and prudent risks to grow the value of the Company. In 2008, the annual incentive plan used operating income and revenue targets, with a minimum operating income threshold that must be achieved before any payout under the plan can be awarded. Each year the Board of Directors reviews the operating plan that forms the basis for the financial performance factors incorporated into the variable compensation plans. This review by the entire Board helps reinforce an appropriate level of risk-taking in the design of the program.
Base Salaries
          The Committee annually reviews the base salaries of Deluxe’s Named Executive Officers. The CEO makes recommendations for changes to base salaries based on each executive’s individual performance and the market data presented by the Committee’s independent compensation consultants. The Committee performs the same analysis with respect to the CEO’s salary. During 2008, base salaries of our executive officers generally were set at or near the median of salaries paid to executive officers of the S&P Mid-Cap 400 companies in similar positions. Deviations from the median can be the result of experience in the position, individual performance exceeding or falling short of expectations, or the individual’s scope of responsibilities. For 2008, the average base salary increase for the Named Executive Officers was 5%, including a promotional increase provided to Mr. Morefield upon his being named a Senior Vice President. The actual change for each Named Executive Officer is illustrated in the Summary Compensation Table.
Annual Incentive Plan
          Named Executive Officers and other officers and management employees selected by the Committee participate in the Deluxe Corporation Annual Incentive Plan (the “Annual Incentive Plan”), which was approved by our shareholders in 2008. The 2008 target amounts approved by the Committee under the Annual Incentive Plan were intended to provide annual cash compensation (i.e., base salary plus bonus) approximating the median of the cash compensation offered to executive officers in similar positions. Bonuses earned may exceed the target amount if performance goals are exceeded, and are less than the target amount if the performance goals are not fully attained, with no bonus payouts if Deluxe’s performance is below certain minimum thresholds. Although the Committee retains the discretion to adjust payouts under the Annual Incentive Plan, in accordance with Section 162(m) of the

Internal Revenue Code (“Section 162(m)”), the Committee may not increase the payouts to the CEO and other Named Executive Officers under the Annual Incentive Plan. To promote stock ownership by the Named Executive Officers and other participants and further align their interests with those of our shareholders, participants may choose to receive up to 100 percent of their Annual Incentive Plan payout in restricted stock units, in which case the Company will provide a 50 percent match on the amounts so elected to be received in restricted stock units. The restricted stock units vest on the second anniversary of the date of the grant. We believe the 50% match and two-year vesting period encourages executive stock ownership and employee retention.
2008 Performance Measures and Objectives
          For the Named Executive Officers, the two performance factors that were considered in determining incentive compensation for 2008 under the Annual Incentive Plan were consolidated revenue and adjusted operating income. “Adjusted operating income” is based on operating income as publicly reported by the Company in its consolidated financial statements, but includes pre-defined adjustments (as permitted by Section 162(m)) to eliminate the effects of items outside the control of management that may create a windfall or shortfall in attainment of operating income targets, such as the adoption of new accounting principles, asset impairments, mergers and acquisitions, restructuring charges, etc. As indicated above, the Committee also retains discretion to make other adjustments to these calculations, provided such adjustments do not result in any increase to amounts payable to the Named Executive Officers. We believe revenue and operating income are critical drivers of our strategy to achieve profitable and sustainable growth, and thereby create long-term value for our shareholders. Each component was weighted equally, with target performance set in line with the Company’s annual operating plan (“AOP”) targets. These AOP targets also served as the basis for the financial performance expectations communicated publicly at the beginning of the year.
          In establishing the metrics and payout scales under the Annual Incentive Plan, although revenue and operating income are weighted equally, the minimum threshold of adjusted operating income must be achieved before any incentive can be paid out. We believe this minimum threshold is an effective check on imprudent risk-taking, in that it ensures that the revenue growth achieved by the Company is profitable. Operating income and revenue targets for the Annual Incentive Plan in 2008 had been set at aggressive but realistic levels, and required year-over-year operating income growth to achieve the targeted payout levels. The 2008 operating income performance target of $301 million was an approximately 14 percent improvement in operating income over the 2007 actual adjusted operating income of $264 million. The payout scale for the adjusted operating income and revenue components of the plan were revised in 2008, which resulted in higher minimum thresholds for both components. The threshold for adjusted operating income increased from the 2007 level of 80 percent of target to 90 percent in 2008, and similarly, the minimum threshold for revenue increased from 95 percent to 98 percent of target in 2008.

			Percent of
	Adjusted Operating Income	Revenue	Target Award
Performance Level	(50%)	(50%)	(%)
Maximum	110% of plan	103% of plan	200
Target	Operating Income plan	Revenue plan	100
Threshold	90% of plan	98% of plan	50
Below Threshold			0
Actual award payments
As indicated in the table below, Deluxe’s actual performance in 2008 did not meet the minimum thresholds for either adjusted operating income or revenue.

	Target	Actual	Weighting	Payout Percent
Measures (Millions)	($)	($)	(%)	(% of target)
Adjusted Operating Income	301.4	247.6	50	0
Revenue	1,583.3	1,468.7	50	0
Blended Payout Percentage				0

As a result, no annual incentive award payments were made to the Named Executive Officers for 2008.
Long-Term Incentive Compensation
          After analyzing a variety of approaches for delivering long-term incentive value to the Named Executive Officers and other key employees who participate in the Company’s long-term incentive program, beginning in 2006 the Committee endorsed a strategy that employs a combination of stock options and performance accelerated restricted stock. Given that operating cash flow is viewed by the Company as another key financial performance metric, the partial vesting accelerator used in these restricted stock grants is a threshold measure of operating cash flow. Named Executive Officers, together with other designated key employees, received grants of stock options and performance accelerated restricted stock in 2008. The Company believes this strategy achieves several critical objectives, including:
•	Supporting and rewarding the achievement of Deluxe’s long-term business strategy and objectives;

•	Encouraging decisions and behavior that will increase shareholder value;

•	Reinforcing the pay-for-performance orientation of the overall executive compensation program;

•	Allowing Deluxe to attract and retain key executive talent by providing competitive incentive and total compensation opportunities; and

•	Promoting share ownership and facilitating achievement of the ownership guidelines.
          The target value of the long-term incentive compensation for 2008 approximated the median of the long-term incentive compensation provided to executive officers in the S&P Mid-Cap 400 group of companies where such comparisons were possible and otherwise relied on the median reported in published surveys. All long-term incentive awards to Named Executive Officers and other key employees are granted on the same date, with the exception of awards made in conjunction with an individual’s promotion or hire into the Company or as necessary to facilitate broader retention of key employees. For 2008, the grant date for the equity awards coincided with the regularly scheduled February Compensation Committee meeting. The timing of the annual grants also aligns with the employee performance evaluation process and is outside any regular stock trading blackout period. The exercise price of all 2008 option grants is the closing price of Deluxe stock on the grant date.
          For 2008, the long-term incentive value was divided equally between stock options and performance accelerated restricted stock. The 50 percent delivered in stock options vests in three equal annual installments beginning on the first anniversary of the grant date and focuses the executives on share price appreciation. The remainder of the long-term incentive value is delivered in performance accelerated restricted stock. The performance accelerated restricted stock vests three years from the grant date, but vesting on 50 percent of the stock can be accelerated to the first anniversary of the grant date, based on achievement of a threshold level of operating cash flow. The performance accelerated restricted stock focuses the executive on making decisions that deliver cash flows, otherwise supports long-term shareholder value through stock price appreciation, and encourages stock ownership. The Company did not achieve the minimum cash flow target in 2008, and as a result, no accelerated vesting occurred.
          Both the stock options and performance accelerated restricted stock awards granted in 2008 contain “clawback” provisions requiring forfeiture if the recipient’s employment is terminated for cause or if the recipient engages in certain activity against the Company’s interests after termination. Stock options awarded under the long-term incentive program in 2009 contain similar forfeiture provisions.
          For the 2009 plan year, the long-term incentive program will consist of stock options and a cash performance plan. Approximately 40 percent of the targeted long-term incentive value will be delivered in stock options that vest in three equal installments beginning on the first anniversary of the grant date (i.e., similar to options granted in the past). The remainder of the long-term incentive value for 2009 will be delivered in a cash performance plan, as opposed to restricted stock. A primary reason for moving to a cash performance plan was to help manage share usage and dilution, given that a greater number of shares would be required to deliver the same value as a result of currently depressed stock prices. Although the check business continues to be a major component of our business in which we continue to invest, it is a declining market. To off-set the check business decline, the Company also must focus on increasing non-check revenue. The 2009 cash performance plan will employ a two-year performance period, and will measure the non-check revenue as a percentage of total revenue combined with a threshold measure of profitability before any amount over the minimum award can be earned. Awards under this plan will be paid-out on the third anniversary of the commencement of the performance period, with an opportunity to pay 50 percent of the award at the second anniversary if the non-check revenue percentage is at or above target performance. In order to ensure that this program provides a retention incentive, a minimum payout equal to 75 percent of the targeted value of each participant’s award will be made to each award recipient who remains employed with the Company for the three-year period. As indicated in the Executive Summary, retention of key talent is viewed by the Committee as an important issue in light of the significant deterioration in value of outstanding long-term incentive awards, and the Committee determined that this minimum payout threshold is necessary and appropriate, particularly in light of the fact that this program is replacing the time-vested restricted stock grants used in prior years.
Deferred Compensation Plan
          Deluxe maintains a deferred compensation plan under which Named Executive Officers and other key employees may choose to defer up to 100 percent of base salary (less applicable deductions) and up to 50 percent of any bonus payout into multiple investment options. The investment options match, or are similar to, the investment options available to employees in the Company’s broad-based retirement plans. In 2008, the deferred compensation plan was restated, and all other plans and agreements containing deferred compensation elements were amended or otherwise modified, to comply with the requirements of Internal Revenue Code Sections 409A.
Retirement Program
          The Named Executive Officers are eligible to participate in the same qualified retirement plans available to most employees. The program consists of three components, including a defined contribution pension plan, an annual profit sharing plan (under which contributions, if any, are based on Deluxe’s performance), and a 401(k) plan. The retirement program is regularly benchmarked against companies that are in businesses similar to Deluxe and/or are located in geographic areas from which we recruit talent to ensure that it is competitive in the market. The incremental value of benefits provided to the Named Executive Officers under this program is included in the All Other Compensation column of the Summary Compensation Table.
          Deluxe also has a non-qualified defined contribution plan which restores benefits lost under the foregoing qualified plans due to Internal Revenue Code limits, also known as an ERISA excess plan. Contributions for the Named Executive Officers under this plan for 2008 are also reflected in the All Other Compensation column of the Summary Compensation Table.
Cash Allowance Perquisite Program
          In 2008, all Named Executive Officers, with the exception of Mr. Schram, participated in the executive officer Personal Choice Program. The Personal Choice Program provides a fixed cash allowance to participating Named Executive Officers in lieu of any other perquisites. The quarterly cash allowance of $7,500 for Senior Vice Presidents and $5,000 for Vice Presidents on the Executive Leadership Team is intended to cover personal expenses typically incurred by executives as a result of their positions (such as financial and tax planning, vehicle mileage, etc.). As with the other compensation components, this program is compared to market benchmarks of other perquisite programs on an annual basis. The Company chose this program as being more flexible for the executives, less administratively burdensome, and less costly to the organization because there are no tax gross-ups on the amounts provided under this program.

Stock Ownership Guidelines
          Deluxe has established stock ownership guidelines for its executive officers and independent Board members, and the Compensation Committee regularly reviews each executive officer’s and director’s progress toward attaining his or her ownership target. The current target for the CEO is five times annual base salary, for all senior vice presidents is two times annual base salary and for vice presidents who are members of the executive leadership team is one and one-half times annual base salary. The guidelines call for the targeted level of ownership to be achieved within five years of the later of the date the ownership guidelines were implemented, or the time the individual becomes an executive officer. For purposes of calculating an executive’s stock ownership under these guidelines, stock options are not included. While restricted shares and restricted stock units convertible into shares are included, only 60 percent of their value is counted toward the ownership target prior to vesting, based on the rationale that approximately 40 percent of such shares or units will be withheld or surrendered by the executive upon vesting to cover taxes. As a result of the stock market deterioration in 2008, the value of each executive’s stock ownership was severely impacted. In light of these economic developments, and the fact that all executives continued to increase their actual share ownership in 2008, the Committee determined that the executives were continuing toward their ownership targets at an appropriate pace, and will review their progress again in 2009.
          In addition to the stock ownership guidelines, executive officers and directors are subject to share retention and holding period requirements. Under this policy, individuals who have not achieved their ownership targets must retain 75 percent of the net shares (i.e., shares remaining after exercise costs and applicable taxes are covered) upon the exercise of stock options and vesting of other equity awards, and are required to hold the shares until the ownership targets are met. The Company also maintains a general policy against transactions by directors and executive officers intended to hedge the economic risk of ownership in Deluxe stock, and requires any such hedging transactions to be pre-approved by the Board’s Corporate Governance Committee.
Severance, Retention and Change of Control Arrangements
          Deluxe maintains severance arrangements or agreements with each of its Named Executive Officers (collectively “arrangements”). The arrangements are intended to facilitate the executives’ attention to the affairs of Deluxe and to recognize their key role within the Company. If their employment is terminated without “cause” by Deluxe or by the executive with “good reason,” he or she is eligible to receive severance benefits. The Severance Calculation table appearing later in this proxy statement, together with the accompanying narrative to that table, explains in detail the benefits provided under these arrangements and the circumstances under which a Named Executive Officer would be eligible for severance benefits. Receipt of these benefits is conditioned upon the Named Executive Officer entering into a release and agreeing to maintain the confidentiality of Company confidential information for a period of two years after their termination. Mr. Schram’s employment agreement also requires that for two years after he ceases to be employed by Deluxe, he will not engage in any business that competes with Deluxe, will not hire any employee or induce an employee to provide confidential information to a third party, and will not induce any customer or supplier to stop doing business with the Company.
          The Company also maintains retention agreements (“Retention Agreements”) with Mr. Schram and the Named Executive Officers that are designed to ensure that Deluxe will receive the continued service of the Executive in the event of a change of control, by reducing the distraction that could be caused by personal uncertainty about their compensation and benefits under those circumstances. These Retention Agreements are addressed in greater detail in the narrative accompanying the Change of Control Calculations table appearing later in this proxy statement. Generally speaking, however, these Retention Agreements provide incentives for the Named Executive Officer to remain with Deluxe through a change of control, and provide certain benefits in the event the Named Executive Officer’s employment is negatively impacted as a result of, or following, a change of control. In other words, benefits are not paid out automatically upon a change of control, but only if the Named Executive Officer’s employment is negatively affected (i.e., a double trigger). Moreover, the severance arrangements described above do not apply if the Named Executive Officer’s employment is terminated following a change of control under circumstances that would entitle them to receive benefits under the Retention Agreements. Named Executive Officers whose employment with the Company continued at the end of 2008 also entered into an Addendum to the arrangements and Retention Agreements to ensure compliance with Internal Revenue Code Section 409A.
          The terms of these Retention Agreements and severance arrangements, including the Section 409A addendum, are addressed in the narrative accompanying the Severance and Change of Control Calculations tables appearing later in this proxy statement.
2008 Executive Officer Transitions
          As Deluxe continued to execute its growth strategies in 2008, various organizations within the Company continued to be realigned to support those strategies, and the roles and responsibilities of many key management positions, including those at the Executive Leadership Team level, were redefined. As part of these changes, two former executive officers, Luann Widener and Leanne Branham, transitioned out of the Company in 2008 and became entitled to receive benefits under the severance arrangements discussed above. The accrued value of these benefits is reflected in the “All Other Compensation” column of the Summery Compensation Table appearing later in the proxy statement. These executives’ separation from service also resulted in the vesting of various equity awards previously granted to the executives during their tenure at Deluxe, which likewise are reflected in Summary Compensation Table.
Compliance with Section 162(m) of the Internal Revenue Code
          Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain executive officers, unless such compensation qualifies as “performance-based compensation.” Among other things, in order to be deemed performance-based compensation for Section 162(m) purposes, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by Deluxe’s shareholders. With the exception of a portion of the compensation paid to Mr. Schram, which includes the vesting of certain one-time awards and benefits included in his 2006 hiring package and equity awards that do not qualify as performance-based compensation, we expect that all compensation paid in 2008 to the executive officers under the plans and programs described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m) or because the payment of such compensation complies with the performance-based compensation provisions of Section 162(m).
          The Company believes that it is important to continue to be able to take all available tax deductions with respect to the compensation paid to its executive officers, and has taken such actions as may be necessary to continue to qualify significant portions of executive compensation as performance-based under Section 162(m).
Compensation Committee Report
     The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into Deluxe Corporation’s Annual Report on Form 10-K for the year ending December 31, 2008.
MEMBERS OF THE COMPENSATION COMMITTEE
Charles A. Haggerty, Chair
Don J. McGrath
Neil J. Metviner
Stephen P. Nachtsheim

Executive Compensation Tables
          The Summary Compensation Table, Other Compensation Supplemental Table, and Grants of Plan-Based Awards Table presented on the following pages summarize the total compensation paid to or earned by (i) each of the individuals who served as Deluxe’s Chief Executive Officer or Chief Financial Officer during any part of 2008, (ii) the next three most highly compensated individuals serving as executive officers at the end of the year, and (iii) two former executive officers who would have been among the three most highly compensated officers in 2008 but for the fact that they were no longer employed by Deluxe at year-end (collectively, the “Named Executive Officers”). The following narrative is provided to help you understand the information presented in those tables.
          In accordance with the employment agreement executed at the time of his hiring, and to replace forfeited compensation earned at his previous employer, Mr. Schram was granted 59,575 shares of restricted stock on May 1, 2006, the date he commenced his employment with the Company. Fifty percent of the grant vested on May 1, 2007, and the remaining 50 percent vested on May 1, 2008. Therefore, a portion of this hire grant is reflected in Mr. Schram’s 2008 stock award compensation appearing in the Summary Compensation Table.
          The base salaries of Named Executive Officers were generally set at or near the median for executive officers of the S&P Mid-Cap 400 companies in similar positions. The Named Executive Officers participate in the Company’s Annual Incentive Plan, under which bonuses can be earned based on pre-established performance criteria. For 2008, these criteria included adjusted operating income and revenue. As discussed in the Compensation Discussion and Analysis section of this proxy statement, the performance criteria were not met in 2008 and no incentive plan payment was awarded.
          All of the Named Executive Officers participate in a long-term incentive compensation program, pursuant to which they were awarded stock options and performance accelerated restricted stock in 2008. The target value of the program approximates the median of long-term incentive compensation provided to executive officers in the S&P Mid-Cap 400 group of companies. The awards to Named Executive Officers under the program were granted on the same day as awards to all eligible employees. The exercise price for each option grant is the closing price of Deluxe’s stock on the grant date. The options vest annually in one-third increments, and performance accelerated restricted stock awards vest after three years, except that 50 percent of the performance accelerated stock awards could vest within one year if a 2008 cash flow target were achieved. The cash flow target was not met and acceleration did not occur. Dividend or dividend equivalents for these equity-related awards are paid at the same rate and time as regularly scheduled dividends, although no dividend equivalents are paid on options.
          The Named Executive Officers, other than the CEO, also participate in a program that provides a quarterly cash allowance for personal expenses typically incurred by executives, and was discussed previously in the Compensation Discussion and Analysis section of this proxy statement.

SUMMARY COMPENSATION TABLE

						Non-Equity Incentive
				Stock	Option	Plan	All Other
		Salary	Bonus[1]	Awards[2]	Awards[3]	Compensation[4]	Compensation[5]	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)
Lee J. Schram[6]	2008	780,000	0	526,667	788,418	0	164,942	2,260,027
Chief Executive Officer	2007	745,000	0	2,673,387	582,814	0	121,249	4,122,450
	2006	483,333	541,667	606,631	152,992	0	146,768	1,931,391

Richard S. Greene[7]	2008	364,167	0	148,200	167,292	0	74,958	754,617
Sr. Vice President & Chief	2007	354,167	0	203,142	105,575	230,739	127,083	1,020,706
Financial Officer	2006	87,500	0	12,500	0	10,938	5,197	116,135

Anthony C. Scarfone	2008	332,500	0	122,205	170,614	0	71,538	696,857
Sr. Vice President, General	2007	320,000	0	404,116	132,793	145,962	85,026	1,087,897
Counsel & Secretary	2006	290,000	0	203,799	53,688	36,250	68,927	652,664

Terry D. Peterson	2008	294,873	0	59,730	64,684	0	49,273	468,560
Vice President & Chief	2007	282,200	0	152,426	47,917	147,083	53,447	683,073
Accounting Officer	2006	240,158	0	95,983	16,471	24,016	42,880	419,508

Thomas L. Morefield[8]	2008	263,958	0	44,392	57,141	0	36,847	402,338
Sr. Vice President, Financial Services

Luann E. Widener[9]	2008	294,833	0	308,033	431,098	0	628,646	1,662,610
Retired	2007	345,000	0	561,019	149,588	56,211	80,739	1,192,557
Sr. Vice President &	2006	304,948	0	194,808	61,485	38,119	67,718	667,078
President — Financial Services & Small Business Segments

Leanne E. Branham[10] Former Vice President of Fulfillment	2008	97,254	0	20,561	142,682	0	424,812	685,309

1	Mr. Schram’s 2006 bonus payment included a guaranteed bonus of $241,667 (representing 50 percent of his target bonus eligibility for the year), and a signing bonus of $300,000, both of which payments were provided for in his employment agreement dated April 10, 2006.

2	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006, 2007 and 2008 in accordance with SFAS 123(R), of awards (excluding estimated forfeitures) under the long-term incentive program, and thus may include amounts attributable to awards granted prior to the reported years. Assumptions used in the calculation of these amounts are included in Note 10 to the Company’s Consolidated Financial Statements filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. As described in the Compensation Discussion and Analysis section of this proxy statement, in addition to restricted stock awards issued under the Company’s long-term incentive program, recipients of awards under the Annual Incentive Plan (AIP) may elect to receive all or a portion of their incentive compensation in the form of restricted stock units. If an election is made to receive restricted stock units, the amount of the cash foregone is increased (or matched) at a rate established by the Compensation Committee in determining the number of units awarded, and the SFAS 123(R) expense attributable to these stock units is reflected in this column. For 2007, the only year in this table for which there was an AIP award, the match rate was 50%. For awards earned during 2007, restricted stock units were granted on January 22, 2008 in lieu of cash compensation as follows: 56,945 units ($1,456,084) to Mr. Schram; 9,889 units ($252,862) to Ms Widener; and 3,668 units ($93,791) to Mr. Scarfone. The 2007 SFAS 123(R) expense for these awards also is listed in this column and the restricted stock units received by such persons is based on the closing price of the Company’s common stock on the date of grant of such units ($25.57 on January 22, 2008). The portion of their AIP compensation paid in cash, if any, is listed in the “Non-Equity Incentive Plan Compensation” column.

3	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006, 2007, and 2008 in accordance with SFAS 123(R), of awards (excluding estimated forfeitures) under the long-term incentive program, and thus may include amounts attributable to awards granted prior to the reported years. Assumptions used in the calculation of these amounts are included in Note 10 to the Company’s Consolidated Financial Statements filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

4	The amounts listed in this column for 2007 reflect cash amounts paid to the Named Executive Officers under the AIP. There was no such award for 2008. As described in the Compensation Discussion and Analysis section and note 2 to this table, recipients of awards under the AIP may elect to receive all or a portion of their incentive compensation in the form of restricted stock units. If an election is made to receive restricted stock units, the amount of the cash foregone is increased (or matched) at a rate established by the Compensation Committee in determining the number of units awarded. The 2007 SFAS 123(R) expense attributable to awards taken as restricted stock units is listed in the “Stock Awards” column, while the portion of AIP compensation paid in cash is listed in this column. The threshold, target, and maximum values for the AIP, including the 50% match percentage based on the individual elections made by each Named Executive Officer prior to the start of the 2008 performance plan period, are listed on the table titled “Grants of Plan-Based Awards in 2008.” The amounts listed in this column for 2006 reflect the dollar amounts paid to the Named Executive Officers for achievement of the operating income performance metric established under the 2006 Supplemental Performance Program.

5	A detailed description of the amounts listed in this column is contained in the “Other Compensation Supplemental Table” immediately following this table.

6	Mr. Schram commenced his employment with Deluxe on May 1, 2006.

7	Mr. Greene commenced his employment with Deluxe on October 2, 2006.

8	Mr. Morefield was promoted to Senior Vice President, Financial Services, on September 3, 2008, and subsequently was designated an executive officer on October 22, 2008.

9	Ms. Widener retired from Deluxe on October 31, 2008. Ms. Widener is fully vested in all her outstanding awards as of October 31, 2008.

10	Ms. Branham resigned from Deluxe on May 23, 2008. As a result of her resignation, Ms. Branham forfeited a pro-rata portion of unvested shares based upon the time remaining before the shares would vest. Amounts shown include SFAS 123(R) expense related to her vested awards.

OTHER COMPENSATION SUPPLEMENTAL TABLE

			Payments/	Company	Dividends or
	Perks and Other		Accruals on	Contributions to	Earnings on Stock
	Personal	Tax	Termination	Defined	or Option
	Benefits[1]	Reimbursement	Plans[2]	Contribution Plans	Awards[3]	Other[4]	Total
Name	($)	($)	($)	($)	($)	($)	($)
Lee J. Schram	0	0	0	16,100	126,842	22,000	164,942
Richard S. Greene	30,000	0	0	16,100	14,265	14,593	74,958
Anthony C. Scarfone	30,000	0	0	16,100	15,500	9,938	71,538
Terry D. Peterson	20,000	0	0	16,100	4,695	8,478	49,273
Thomas L. Morefield	10,000	0	0	16,100	4,454	6,293	36,847
Luann E. Widener	25,000	0	534,783	16,100	18,004	34,759	628,646
Leanne E. Branham	10,000	0	393,248	4,746	2,063	14,755	424,812

1	Amounts include Personal Choice Program cash allowances. There is no tax gross-up for the Personal Choice Program.

2	Amounts include payments and benefits accrued under the severance arrangements discussed in the “2008 Executive Officer Transitions” section appearing on page 30 of this proxy.

3	Amounts reflect dividends and dividend equivalents paid on restricted stock and restricted stock units, respectively. Dividend equivalents are paid at the same rate and at the same time as regularly declared dividends.

4	Amounts listed are ERISA excess and benefit plan equivalent amounts. The amount for Ms. Widener also includes a Paid Time Off accrual balance of $29,917. The amount for Ms. Branham reflects a Paid Time Off balance of $14,755.

GRANTS OF PLAN-BASED AWARDS IN 2008

									All Other Stock	All Other Option Awards:		Grant Date
									Awards:	Number of	Exercise or	Fair Value
			Estimated Possible Payouts Under			Estimated Possible Payouts Under Equity			Number of	Securities	Base	of Stock
			Non-Equity Incentive Plan Awards[1]			Incentive Plan Awards[1]			Shares of	Under-lying	Price of	and Option
			Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options [3]	Option	Awards [4]
Name	Grant Date		($)	($)	($)	($)	($)	($)	Units (#)[2]	(#)	Awards ($/Sh)	($)
Lee J. Schram	2/20/08		—	—	—	585,000	1,170,000	2,340,000	26,400	117,400	22.52	579,957
												594,528
Richard S. Greene	2/20/08		91,042	182,084	364,169	—	—	—	7,900	35,200	22.52	173,888
												177,908
Anthony C. Scarfone	2/20/08		62,344	124,688	249,376	31,172	62,344	124,688	6,100	27,400	22.52	135,356
												137,372
Terry D. Peterson	2/20/08		11,795	23,590	47,180	70,770	141,539	283,078	2,600	11,700	22.52	57,798
												58,552
Thomas L. Morefield	2/20/08	[5]	58,463	116,926	233,852	—	—	—	2,100	9,300	22.52	45,942
												47,292
									1,400	5,700	17.35	25,536
												24,290
Luann E. Widener	2/20/08	[6]	—	—	—	—	—	—	7,000	31,300	22.52	154,622
												157,640
Leanne E. Branham	2/20/08	[7]	—	—	—	—	—	—	2,600	11,700	22.52	57,709
												58,552

1	There were no actual payouts for 2008 under the Annual Incentive Plan (AIP). The amounts listed here reflect the potential payouts under the AIP for 2008 at the time the performance targets were established, based on each Named Executive Officer’s election to receive any such payout in cash (i.e., non-equity), restricted stock units (i.e., equity), or a combination of the two. Amounts reported in the Equity Incentive column include the 50% match that would have been provided on any portion of the AIP payout elected to be received in the form of restricted stock units. Restricted stock units vest on the second anniversary of the grant date.

2	The numbers represent performance accelerated restricted stock awards that vest on the third anniversary of the award date. The restricted stock award agreements provided that 50 percent of the shares would vest on the first anniversary if the Company achieved a 2008 cash flow performance threshold. The performance threshold was not achieved, so no partial vesting occurred.

3	Stock options have seven-year terms and vest 33-1/3 percent per year over three years. The exercise price of all options is the closing price of the Company’s stock on the grant date.

4	The grant date fair value of options is based on the stock price at the time of grant multiplied by the Black-Scholes value. The Black-Scholes value on February 20, 2008 was $4.94 per option. The Black-Scholes value on September 3, 2008 was $4.48 per option.

5	Mr. Morefield’s grant of 1,400 shares of restricted stock and 5,700 options occurred on September 3, 2008. All other grants occurred on February 20, 2008.

6	Ms. Widener retired from Deluxe on October 31, 2008 and, as a result, became ineligible to receive any payout under the AIP.

7	Ms. Branham resigned from Deluxe on May 23, 2008 and, as a result, became ineligible to receive any payout under the AIP.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying				Number of Shares		Market Value of
	Unexercised	Unexercised				or Units of Stock		Shares or Units of
	Options	Options		Option Exercise	Option	Held That Have		Stock That Have Not
	(#)	(#)		Price	Expiration	Not Vested		Vested[1]
Name	Exercisable	Unexercisable		($)	Date	(#)		($)
		117,400	[2]	22.52	02/20/2015
						56,945	[3]	851,897
						26,400	[4]	394,944
Lee J. Schram	64,400	128,800	[5]	32.65	02/13/2014
						13,450	[6]	201,212
						2,000	[7]	29,920
	121,333	60,667	[8]	23.50	05/01/2013
						27,200	[9]	406,912
		35,200	[10]	22.52	02/20/2015
Richard S.						7,900	[11]	118,184
Greene	19,300	38,600	[12]	32.65	02/13/2014
						4,000	[13]	59,840
		27,400	[14]	22.52	02/20/2013
						3,668	[15]	54,873
						6,100	[16]	91,256
	15,000	30,000	[17]	32.65	02/13/2014
Anthony C.						3,100	[18]	46,376
Scarfone	17,400	8,700	[19]	26.58	02/14/2013
						3,900	[20]	58,344
	4,800			39.63	04/27/2012
	4,800			42.35	05/4/2011
	30,000			38.54	03/10/2010
	25,925			16.42	10/26/2010
	30,000			47.67	03/14/2009
		11,700	[21]	22.52	02/20/2015
						2,600	[22]	38,896
Terry D.	5,134	10,266	[23]	32.65	02/13/2014
Peterson						1,050	[24]	15,708
	7,200	3,600	[25]	26.58	02/14/2013
						1,600	[26]	23,936
	2,150			39.63	03/27/2012
		5,700	[27]	17.35	09/03/2015
						1,400	[28]	20,944
		9,300	[29]	22.52	02/20/2015
						2,100	[30]	31,416
Thomas L.	4,067	8,133	[31]	32.65	02/13/2014
Morefield						850	[32]	12,716
	3,600	3,600	[33]	26.58	02/14/2013
	1,530			39.63	04/27/2012	1,600	[34]	23,936
	800			42,35	05/04/2011
	4,500			38.54	03/10/2010
	3,750			47.67	03/14/2009

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END (cont.)

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of Shares	Market Value of
	Unexercised	Unexercised	Option		or Units of Stock	Shares or Units of
	Options	Options	Exercise	Option	Held That Have	Stock That Have Not
	(#)	(#)	Price	Expiration	Not Vested	Vested[1]
Name	Exercisable	Unexercisable	($)	Date	(#)	($)
	31,300		22.52	10/31/2011
	51,500		32.65	10/31/2011
	11,600		26.58	10/31/2011
Luann E.	10,133		24.99	10/31/2011
Widener	4,000		39.63	10/31/2011
	2,870		42.35	05/04/2011
	10,000		38.54	03/10/2010
	10,000		47.67	03/14/2009

1	Based on the closing price of Deluxe common stock on December 31, 2008 ($14.96 per share).
Lee J. Schram: 2- Stock options granted on 2/20/08 vest in three equal installments on 2/20/09, 2/20/10 and 2/20/11. 3- Restricted stock units granted on 1/22/08 vest on 1/22/10. 4- Performance Accelerated Restricted Stock (“PARS”) granted on 2/20/08 vest on 2/20/11. 5- Stock options granted on 2/13/07 vest in two equal installments on 2/13/09, and 2/13/10. 6- PARS granted on 2/13/07 vest on 2/13/10. 7- Restricted stock granted on 2/13/07 vest on 2/13/09. 8- Stock options granted on 5/1/06 with the final installment vesting on 5/1/09. 9- PARS granted on 5/1/06 vest on 5/1/09.
Richard S. Greene: 10- Stock options granted on 2/20/08 vest in three equal installments on 2/20/09, 2/20/10 and 2/20/11. 11- PARS granted on 2/20/08 vest on 2/20/11. 12- Stock options granted on 2/13/07 vest in two equal installments on 2/13/09 and 2/13/10. 13- PARS granted on 2/13/07 vest on 2/13/10.
Anthony C. Scarfone: 14- Stock options granted on 2/20/08 vest in three equal installments on 2/20/09, 2/20/10 and 2/20/11. 15- PARS granted on 2/20/08 vest on 2/20/11. 16- Restricted stock units granted on 1/22/08 vest on 1/22/10. 17- Stock options granted on 2/13/07 vest in two equal installments on 2/13/09 and 2/13/10. 18- PARS granted on 2/13/07 vest on 2/13/10. 19- Stock options granted on 2/14/06 with the final installment vesting on 2/14/09. 20- PARS granted on 2/14/06 vest on 2/14/09.
Terry D. Peterson: 21- Stock options granted on 2/20/08 vest in three equal installments on 2/20/09, 2/20/10 and 2/20/11. 22 - PARS granted on 2/20/08 vest on 2/20/11. 23 - Stock options granted on 2/13/07 vest in two equal installments on 2/13/09 and 2/13/10. 24 - PARS granted on 2/13/07 vest on 2/13/10. 25- Stock options granted on 2/14/06 with the final installment vesting on 2/14/09. 26- PARS granted on 2/14/06 vest on 2/14/09.
Thomas L. Morefield: 27- Stock options granted on 9/3/08 vest in three equal installments on 9/3/09, 9/3/10 and 9/3/11. 28- PARS granted on 9/3/08 vest on 9/3/11. 29- Stock options granted on 2/20/08 vest in three equal installments on 2/20/09, 2/20/10 and 2/20/11. 30- PARS granted on 2/20/08 vest on 2/20/11. 31- Stock options granted on 2/13/07 vest in two equal installments on 2/13/09 and 2/13/10. 32- PARS granted on 2/13/07 vest on 2/13/10. 33- Stock options granted on 2/14/06 with the final installment vesting on 2/14/09. 34- PARS granted on 2/14/06 vest on 2/14/09.

2008 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares
	Acquired on	Realized on	Acquired on	Value Realized
	Exercise	Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)

Lee J. Schram[1]	0	0	43,238	1,006,851
Richard S. Greene[2]	0	0	9,787	171,531
Anthony C. Scarfone[3]	0	0	15,130	338,742
Terry D. Peterson[4]	0	0	8,430	188,538
Thomas L. Morefield[5]	0	0	1,165	26,189
Luann E. Widener[6]	0	0	41,189	660,824
Leanne E. Branham[7]	0	0	3,266	71,569

1	For Mr. Schram, 13,450 shares of restricted stock vested on February 13, 2008 at a value of $22.99 per share and 29,788 shares of restricted stock vested on May 1, 2008 at a value of $23.42 per share.

2	For Mr. Greene, 4,000 shares of restricted stock vested on February 13, 2008 at a value of $22.99 per share, and 5,787 shares of restricted stock vested on October 2, 2008, at a value of $13.75 per share.

3	For Mr. Scarfone, 3,100 shares of restricted stock vested on February 13, 2008 at a value of $22.92 per share, 11,000 shares of restricted stock vested on February 14, 2008 at a value of $22.34 per share, and 1,030 shares of restricted stock vested on April 27, 2008 at a value of $21.10 per share.

4	For Mr. Peterson, 1,050 shares of restricted stock vested on February 13, 2008 at a value of $22.99 per share, 7,000 shares of restricted stock vested on February 14, 2008 at a value of $22.34 per share, and 380 shares of restricted stock vested on April 27, 2008 at a value of $21.10 per share.

5	For Mr. Morefield, 850 shares of restricted stock vested on February 13, 2008 at a value of $22.99 per share and 315 shares of restricted stock vested on April 27, 2008 at a value of $21.10 per share.

6	For Ms. Widener, 3,550 shares of restricted stock vested on February 13, 2008 at a value of $22.99 per share, 9,100 shares of restricted stock vested on February 14, 2008 at a value of $22.34 per share, 2,300 shares of restricted stock vested on March 1, 2008 at a value of $20.83 per share, 1,000 shares of restricted stock vested on April 27, 2008 at a value of $21.10 per share. On Ms. Widener’s retirement date of October 31, 2008, 15,350 shares of restricted stock vested at a value of $12.16 per share, and 9,889 restricted stock units vested at a value of $12.16 per share.

7	For Ms. Branham, 1,050 shares of restricted stock vested on February 13, 2008 at a value of $22.99 per share, and 350 shares of restricted stock vested on April 27, 2008 at a value of $21.10 per share. On Ms. Branham’s resignation date of May 23, 2008, 1,866 pro-rated shares of restricted stock vested at $21.46 per share.

Deferred Compensation Plan
     Deluxe’s Deferred Compensation Plan was restated in 2008, primarily to reflect changes required under section 409A of the Internal Revenue Code (“Section 409A”). This Plan permits eligible employees to defer annually the receipt of up to 100 percent of base salary, and up to 50 percent of bonuses. In connection with this plan, Deluxe has created a non-qualified grantor trust (commonly known as a “Rabbi Trust”), through which Deluxe’s obligations under the Plan are funded. No assets are set aside for individual participants in the Plan, and the trust assets remain subject to the claims of Deluxe’s creditors. Amounts deferred under the Plan are payable on the earliest to occur of a change of control of Deluxe, the participant’s termination of employment, disability or death, or the date for payment selected by the participant, unless a delay in payments is otherwise required by Section 409A. Deferred amounts are credited with gains and losses based on the performance of deemed investment options (i.e., phantom funds) selected by the participant. Deluxe also may make ERISA excess payments and/or contributions of benefit plan equivalents to participants’ accounts if IRS limits or the deferrals made by a participant under this Plan have the effect of reducing the contributions they otherwise would receive from Deluxe under the Company’s qualified benefit plans.
NON-QUALIFIED DEFERRED COMPENSATION

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY1	Last FY2	Distributions	Last FYE[3]
Name	($)	($)	($)	($)	($)

Lee J. Schram	0	7,777	182	0	7,959

Richard S. Greene	34,531	0	(7,710)	0	26,821

Anthony C. Scarfone	48,000	6,694	(149,982)	0	337,337

Terry D. Peterson	0	4,142	117	0	5,105

Thomas L. Morefield	0	1,486	78	0	3,392

Luann E. Widener	0	8,064	(6,930)	25,474	16,977

Leanne E. Branham	0	1,250	53	6,103	0

1	Amounts represent ERISA excess and benefit plan equivalent payments to restore retirement plan contributions that could not be made to the Named Executive Officers’ qualified retirement plan accounts due to IRS wage limits or that were lost due to the executive’s election to defer compensation. These payments are made after the end of the year to which they relate. As a result, amounts shown in this table would be reported for the preceding fiscal year in the “All Other Compensation” column of the Summary Compensation Table.

2	Participants in this plan allocate their deferrals into phantom funds similar to the funds available under the Company’s qualified retirement plans. Amounts reported reflect the performance of these phantom funds.

3	The amounts reported in previous years’ Summary Compensation Tables were: $7,777 for Mr. Schram; $0 for Mr. Greene; $13,162 for Ms. Widener; $202,405 for Mr. Scarfone, and $4,948 for Mr. Peterson.

Severance, Retention and Change of Control Arrangements
     Deluxe has standard severance arrangements or agreements with each of its Named Executive Officers. Mr. Schram’s employment agreement contains provisions with respect to severance, and the other Named Executive Officers are subject to separate severance agreements (collectively “arrangements”). An Addendum to these arrangements was entered into with each of the Named Executive Officers whose employment continued at the end of 2008 to ensure compliance with Section 409A of the Internal Revenue Code. The arrangements are intended to facilitate the executive’s attention to the affairs of Deluxe and to recognize their key role within the Company. Under Mr. Schram’s arrangement, he would be eligible to receive severance benefits if his employment is terminated without cause by Deluxe or by him with Good Reason. Under his employment agreement, “Good Reason” includes (1) a material reduction in authority, duties or responsibilities without his written consent; (2) a material reduction in his total compensation or a failure by the Company to comply with his employment agreement; (3) a termination of his employment by the Company in a manner that does not comply with his employment agreement; or (4) a request by the Company that he act or omit to act in a way that violates the Company’s ethical guidelines or practices. Mr. Schram’s employment agreement provides the following benefits if he is terminated by Deluxe without cause or he terminates his employment for Good Reason: (1) 12 monthly payments of his then current monthly base salary; (2) for a period of 12 months following completion of the initial 12 months of salary continuation, an additional monthly payment equal to the amount, if any, that his monthly base pay as of termination exceeds any monthly compensation he may earn from subsequent employment in that month; (3) executive level outplacement services for up to 12 months; and (4) an additional lump-sum payment of $13,000 to assist with expenses incurred in connection with his transition.
     The severance arrangements with the other Named Executive Officers contain a similar definition of Good Reason and add, as an additional basis for resigning with Good Reason, a requirement to relocate more than 50 miles from his or her then current location. If these executives are terminated by Deluxe without cause or the executive terminates his or her employment for Good Reason, he or she will receive payments calculated on the same basis as the payments that Mr. Schram would receive, except that any additional monthly payment following the first 12 months of salary continuation would last for only six months. Receipt of these benefits by Mr. Schram or any other Named Executive Officers is conditioned upon the executive entering into a release. The Named Executive Officers are required by their severance arrangements to maintain the confidentiality of Company confidential information for a period of two years after their termination. Mr. Schram’s employment agreement also requires that for two years after he ceases to be employed by Deluxe he will not engage in any business that competes with Deluxe, will not hire any Company employee or induce an employee to provide confidential information to a third party, and will not induce any customer or supplier to stop doing business with the Company.
     The severance arrangements are not effective if the executive’s employment is terminated following a change of control under circumstances that would entitle them to receive benefits under the retention agreements described below (“Retention Agreements”), which also have been modified by an Addendum entered into by each executive whose employment continued at the end of 2008 to ensure their compliance with Section 409A of the Internal Revenue Code.
     The Company also maintains Retention Agreements with Mr. Schram, the Senior Vice Presidents and select Vice Presidents who are members of the Executive Leadership Team (“hereinafter, “Executives”) that are designed to ensure that Deluxe will receive the continued service of the Executive in the event of a change of control, by reducing the distraction that could be caused by personal uncertainty about their compensation and benefits under those circumstances. Under the Retention Agreements, each of the participating Executives agrees to remain employed by Deluxe, and Deluxe agrees to continue to employ each Executive, until the second anniversary following a “Change of Control” (as that term is defined in the Retention Agreements). During the two-year period (the “Employment Period”), each Executive is entitled to maintain a position, authority, duties and responsibilities at least commensurate with the most significant of those held by the Executive during the 180-day period prior to the date (the “Effective Date”) of the Change of Control. The annual base salary of an Executive may not be reduced below that earned by the Executive during the twelve-month period preceding the Effective Date, provided, however, that the annual base salary may be reduced to an amount that is not less than 90 percent of the base salary in effect on the Effective Date pursuant to an across-the-board reduction of base salary similarly affecting all executive officers of Deluxe. In determining any increase in an Executive’s base salary during the Employment Period, the Executive is to be treated in a manner consistent with other peer executives. The Executives are also entitled to receive annual incentive payments during the Employment Period on the same objective basis as other peer executives, although in no event may an Executive’s annual target bonus opportunity be less favorable to the Executive than that provided by Deluxe in the last fiscal year prior to the Effective Date, and if the bonuses payable to other peer executives during the Employment Period are not wholly based on objective criteria, the Executive’s annual incentive payment must be at least equal to an amount determined with reference to the Executive’s average annual incentive payments for certain periods ending prior to the Effective Date. During the Employment Period, each Executive is also entitled to participate in Deluxe’s stock incentive, retirement, and other benefit plans on the same basis as Deluxe’s other Executives, and the benefits to the Executives under such plans generally may not be reduced from those provided during the one-year period prior to the Effective Date.
     If, during the Employment Period, Deluxe terminates a participating Executive’s employment other than for “Cause” or “Disability,” or the Executive terminates his or her employment for “Good Reason” (as those terms are defined in the Retention Agreements), the Executive is entitled to a lump-sum payment equal to the sum of any unpaid base salary, deferred compensation and accrued vacation pay through the date of termination, plus a pro-rated annual incentive payment for the year of termination based on the greater of (1) the Executive’s target bonus under Deluxe’s annual incentive plan in respect of the year in which the termination occurs or, if greater, for the year in which the Change of Control occurs (the “Target Bonus”) and (2) the annual incentive payment that the Executive would have earned for the year in which the termination occurs based upon projecting to the end of that year Deluxe’s actual performance through the termination date. In addition, the Executive is entitled to receive a lump-sum payment equal to a multiple of the sum of the Executive’s annual base salary and the higher of the Target Bonus or the average of the Executive’s annual incentive payments for the last three full fiscal years prior to the Effective Date, plus the amount that would have been contributed by Deluxe or its affiliates to the retirement and supplemental retirement plans in which the Executive participated prior to his or her termination. This multiple (hereinafter “payment multiple”) is three times for the CEO and for Senior Vice President Retention Agreements entered into prior to 2007 (the “Pre-2007 SVP Agreements”), two times for Senior Vice President Retention Agreements entered into after 2006, and one time for the Vice Presidents. Certain resignations and terminations in anticipation of Changes of Control also constitute qualifying terminations. After a qualifying termination of employment, the Executives are also entitled to the continuation of their medical, disability, life and other health insurance benefits for the number of years corresponding to the applicable payment multiple and to certain out-placement services.
     The current CEO and Pre-2007 SVP Retention Agreements also provide that if any payment or benefit received or to be received by an Executive, whether or not pursuant to his or her Retention Agreement, would be subject to the federal excise tax on “parachute payments” as defined in Section 280G of the Internal Revenue Code, Deluxe will pay to the Executive an additional amount so that the Executive realizes, after the payment of such excise tax and any income tax or excise tax on such additional amount, the amount of such compensation.
     In 2007, the Board’s Compensation Committee delivered to the CEO and each Senior Vice President then party to a Retention Agreement (i.e., a Pre-2007 SVP Agreement) a notice of non-renewal under their current Retention Agreements, such that these agreements will terminate by their terms on December 18, 2009. Coinciding with the notices of non-renewal, the Committee authorized the execution of replacement Retention Agreements that take effect upon expiration of the current agreements. In addition to amending the current agreements to comply with Internal Revenue Code Section 409A, the replacements reduce the renewable duration of the agreements, place a limit on tax gross-up payments, and also include a reduction in the salary and bonus payment multiple for the Senior Vice Presidents. The Retention Agreements entered into with Senior Vice Presidents appointed after August 2007 also follow the replacement format.
     Deluxe also uses standard forms of stock option and restricted stock award agreements in conjunction with its long-term incentive program. These agreements provide for vesting of the awards, in whole or in part, upon certain events, including termination of the employee without cause or a change of control. Generally speaking, for awards issued prior to 2007, stock options vest in full, and restricted stock vests pro rata, upon termination without cause or a change of control. For awards issued in 2007 and later, vesting upon a change of control will only occur if the acquiring or surviving entity fails to honor the award agreements with comparable equity, or if the employee is terminated without cause or resigns for Good Reason (as defined in the agreements) following the change of control.
     The foregoing summary is qualified in its entirety by reference to the complete text of Mr. Schram’s Employment Agreement, and the forms of Retention Agreement, severance agreement and equity award agreements, all of which are filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
     The following table illustrates the benefits that would be received by the current Named Executive Officers under the severance arrangements described above, assuming a hypothetical qualifying severance occurring on the last business day of the prior fiscal year.
SEVERANCE CALCULATIONS

				Restricted
	Salary		Stock Option	Stock
	Continuation [1]	Outplacement [2]	Acceleration [3]	Acceleration [4]	Other [5]	Total
Name	($)	($)	($)	($)	($)	($)

Lee J. Schram	1,570,000	25,000	0	622,396	13,000	2,230,396

Richard S. Greene	549,000	25,000	0	69,384	13,000	656,384

Anthony C. Scarfone	502,500	25,000	0	109,672	13,000	650,172

Terry D. Peterson	445,500	25,000	0	43,384	13,000	526,884

Thomas L. Morefield	412,500	25,000	0	41,215	13,000	491,715

1	Salary continuation benefits include twelve months of full salary, plus the difference in compensation otherwise earned by the individual and their base salary at termination from Deluxe for (a) an additional twelve months for the CEO, and (b) an additional six months for the other executives. Amounts shown assume no employment is secured after the initial twelve months, and therefore reflect maximum amounts payable.

2	Estimated cost of outplacement services for twelve months.

3	Accelerated vesting on stock options at the time of termination, with three months to exercise. The value is based on the closing price of Deluxe common stock on December 31, 2008 ($14.96 per share).

4	Pro-rata acceleration of vesting on restricted stock based on the date of termination. Value based on the closing price of Deluxe common stock on December 31, 2008 ($14.96 per share).

5	Lump-sum payment in lieu of benefits continuation.
     The following tables illustrate the benefits that would be received by the current Named Executive Officers under the Retention Agreements described above, assuming a hypothetical triggering event occurring on the last business day of the prior fiscal year.

CHANGE OF CONTROL CALCULATIONS

		Due on Change
		of Control
		followed by
		termination by
		Company without	Due
		cause or by	on Change of
		Executive for	Control
Name	Type of Compensation	Good Reason ($)	($)
	Severance [1]	4,710,000
	Vesting of Options [2]	0	0
	Vesting of Restricted Stock [3]	1,234,200	406,912
Lee J. Schram	Benefit Continuation [4]	45,000
	Retirement Plan Contribution [5]	188,400
	Outplacement [6]	25,000
	Total Payments Before Excise Tax	6,202,600	406,912
	Excise Tax Gross-Up [7]	2,210,240
	Total	8,412,840	406,912

		Due on Change
		of Control
		followed by
		termination by
		Company without	Due
		cause or by	on Change of
		Executive for	Control
Name	Type of Compensation	Good Reason ($)	($)
	Severance [1]	1,647,000
	Vesting of Options [2]	0	0
	Vesting of Restricted Stock [3]	237,864	0
Richard S. Greene	Benefit Continuation [4]	45,000
	Retirement Plan Contribution [5]	65,880
	Outplacement [6]	25,000
	Total Payments Before Excise Tax	2,020,744	0
	Excise Tax Gross-Up [7]	838,998
	Total	2,859,742	0

		Due on Change
		of Control
		followed by
		termination by
		Company without	Due on
		cause or by	Change of
		Executive for	Control
Name	Type of Compensation	Good Reason ($)	($)
	Severance [1]	1,507,500
	Vesting of Options [2]	0	0
	Vesting of Restricted Stock [3]	242,352	58,344
Anthony C. Scarfone	Benefit Continuation [4]	45,000
	Retirement Plan Contribution [5]	60,300
	Outplacement [6]	25,000
	Total Payments Before Excise Tax	1,880,152	58,344
	Excise Tax Gross-Up [7]	725,141
	Total	2,605,293	58,344

		Due on Change
		of Control
		followed by
		termination by
		Company without	Due on
		cause or by	Change of
		Executive for	Control
Name	Type of Compensation	Good Reason ($)	($)
	Severance [1]	415,800
	Vesting of Options [2]	0	0
	Vesting of Restricted Stock [3]	94,248	23,936
Terry D. Peterson	Benefit Continuation [4]	15,000
	Retirement Plan Contribution [5]	16,632
	Outplacement [6]	25,000
	Total Payments Before Excise Tax	566,680	23,936
	Excise Tax Gross-Up [7]	0
	Total	566,680	23,936

		Due on Change
		of Control
		followed by
		termination by
		Company without	Due on
		cause or by	Change of
		Executive for	Control
Name	Type of Compensation	Good Reason ($)	($)
	Severance [1]	825,000
	Vesting of Options [2]	0	0
	Vesting of Restricted Stock [3]	101,728	23,936
Thomas L. Morefield	Benefit Continuation [4]	30,000
	Retirement Plan Contribution [5]	33,000
	Outplacement [6]	25,000
	Total Payments Before Excise Tax	1,014,728	23,936
	Excise Tax Gross-Up [7]	240,364
	Total	1,255,092	23,936

1	Severance is equal to three times for Messrs. Schram, Greene, and Scarfone, two times for Mr. Morefield, and one time for Mr. Peterson, the total of (a) the current base salary, plus (b) the higher of the individual’s target annual bonus or the average actual bonus earned for each of the prior three years.

2	The amount listed in the column titled “Due on Change of Control followed by termination by Company without cause or by Executive for Good Reason” reflects full acceleration of options. The amount listed in the column titled “Due on Change of Control” reflects full acceleration of options for grants made prior to 2007 and no acceleration on stock options granted in 2007 or later.

3	The amount listed in the column titled “Due on Change of Control followed by termination by Company without cause or by Executive for Good Reason” reflects pro-rated acceleration of restricted stock. The amount listed in the column titled “Due on Change of Control” reflects pro-rated acceleration of restricted stock granted prior to 2007 and no acceleration on restricted stock granted during or after 2007.

4	Assumes $15,000 annually for three years for Messrs. Schram, Greene, and Scarfone, two times for Mr. Morefield, and one year for Mr. Peterson.

5	Assumes 4 percent defined contribution.

6	Assumes full use of the 12-month executive outplacement program at an amount not to exceed $25,000.

7	The excise tax imposed by the Internal Revenue Code (“Code”) on excess “parachute payments” is 20 percent. This excise tax, together with any corresponding tax gross-up, applies only if the total value of change in control payments calculated under Section 280G of the Code equals or exceeds three times the average annual compensation attributable to the executive’s employment with Deluxe over the prior five-year period. As a result, the gross-up amount shown reflects the executive’s unique earnings history with Deluxe and can vary significantly from year to year.

FISCAL YEAR 2008 AUDIT
AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit Committee Report
     The following is the report of the Audit Committee with respect to Deluxe’s audited financial statements presented in its Annual Report to Shareholders for the fiscal year ended December 31, 2008, which include the consolidated balance sheets of Deluxe as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income and cash flows for each of the three years in the period ended December 31, 2008, and the notes thereto. The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Deluxe specifically incorporates it by reference in such filing.
     The Audit Committee of the Board of Directors currently is comprised of the five undersigned directors, all of whom have been determined by the Board to be independent under the rules of the Securities and Exchange Commission and the New York Stock Exchange. The Audit Committee acts under a written charter approved by the Board of Directors. The Audit Committee reviews the adequacy of that charter on an annual basis. A complete copy of the Committee’s charter is posted in the Investor Relations section of Deluxe’s website at www.deluxe.com under the “Corporate Governance” caption.
     As stated in its charter, the Audit Committee assists the Board in monitoring the integrity of Deluxe’s financial statements, the effectiveness of the internal audit function and independent registered public accounting firm, and Deluxe’s compliance systems. In carrying out these responsibilities, the Audit Committee met with Deluxe management periodically during the year to consider the adequacy of Deluxe’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with PricewaterhouseCoopers LLP, Deluxe’s independent registered public accounting firm, and with the appropriate financial personnel and internal auditors, and met privately on a regular basis with both the independent registered public accounting firm and with the internal auditors, each of whom reports to and has unrestricted access to the Audit Committee.
     The Audit Committee reviewed with management and the independent registered public accounting firm Deluxe’s 2008 audited financial statements and met separately with both management and the independent registered public accounting firm to discuss and review those financial statements and reports prior to issuance. Management has the primary responsibility for Deluxe’s financial statements and the overall reporting process, including Deluxe’s system of internal controls. Management has represented, and PricewaterhouseCoopers LLP has indicated in its opinion to the Audit Committee, that Deluxe maintained, in all material respects, effective internal control over its financial reporting as of December 31, 2008, and that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition and results of operations of Deluxe.
     The Audit Committee also received from, and discussed with, the independent registered public accounting firm the written disclosures and letter required by Rule 3526, Communication with Audit Committees Concerning Independence of the Public Company Accounting Oversight Board (“PCAOB”). These items relate to that firm’s independence from Deluxe. As part of its efforts to ensure the independence of Deluxe’s independent registered public accounting firm, the Committee maintains a policy requiring the pre-approval by the Committee of all services to be provided by the independent registered public accounting firm, and reviews all services actually performed by the independent registered public accounting firm in connection with its discussions regarding the independent registered public accounting firm’s continued independence. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB AU

Section 380 (Communication with Audit Committees), which include, among other items, matters related to the conduct of the audit of Deluxe’s financial statements.
     Based on the review and discussions referred to above, the Committee recommended to Deluxe’s Board of Directors that Deluxe’s audited financial statements be included in Deluxe’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

MEMBERS OF THE AUDIT COMMITTEE Martyn R. Redgrave, Chair Ronald C. Baldwin Isaiah Harris, Jr. Cheryl E. Mayberry McKissack Mary Ann O’Dwyer
Fees Paid to Independent Registered Public Accounting Firm
     Aggregate fees for professional services rendered for Deluxe by PricewaterhouseCoopers LLP during the years ended December 31, 2008 and 2007 were as follows:

	2008	2007
Audit Fees	$1,477,950	$1,685,554

Audit-Related Fees	$0	$0

Tax Fees	$150,000	$0

All Other Fees	$0	$8,000

Total Fees	$1,627,950	$1,693,554
     The Audit Fees billed for the years ended December 31, 2008 and 2007 were for professional services rendered for audits of the annual consolidated financial statements and the Company’s internal controls over financial reporting, reviews of the related quarterly financial statements included in Deluxe’s quarterly reports on Form 10-Q filed with the SEC, services in connection with the filing of SEC registration statements, and consultations regarding accounting or disclosure treatment of transactions which were directly part of the audit, and an audit of the separate financial statements of one of the Company’s subsidiaries.
     Tax Fees in 2008 consist of fees incurred by the Company for PricewaterhouseCoopers LLP to assist with preparation for mediation of an IRS matter. All Other Fees in 2007 consist of fees incurred by the Company for Human Resources benchmarking data provided by Saratoga, an affiliate of Pricewaterhouse Coopers LLP.
     The Audit Committee approved all of the services and fees described above.
Policy on Audit Committee Pre-Approval of Accounting Firm Fees and Services
     In order to assure that our independent registered public accounting firm is engaged only to provide audit and non-audit services that are compatible with maintaining their independence, the Audit Committee has adopted a policy which requires the Audit Committee to review and approve all services to be provided by PricewaterhouseCoopers LLP before the firm is engaged to provide such services. The Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee; provided, however, that a full report of any such delegated approvals must be given at the next Audit Committee meeting. The Audit Committee is required to specifically approve the fee levels for all services. Requests for approval of services must be jointly submitted to the Audit Committee by the independent registered public accounting firm, Deluxe’s Chief Financial Officer and Deluxe’s Vice President of Internal Audit, and must include (1) a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence and (2) a reasonably detailed description of the proposed services. The complete text of our Audit and Non-Audit Services Pre-Approval Policy is posted in the Investor Relations section of our website at www.deluxe.com under the “Corporate Governance” caption. A copy of the Policy is available in print free of charge to any stockholder who submits a request to: Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.
ITEM 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm to examine Deluxe’s financial statements and internal controls over financial reporting for the fiscal year ending December 31, 2009. PricewaterhouseCoopers LLP has acted as Deluxe’s independent registered public accounting firm since 2001.
     Pursuant to the Audit Committee’s charter, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for fiscal year ended December 31, 2009 to the shareholders for ratification. Shareholder approval of this appointment is not required, but the Board is submitting the selection of PricewaterhouseCoopers LLP for ratification in order to obtain the views of the Company’s shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Deluxe anticipates that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be able to respond to appropriate questions from shareholders.
     The Board of Directors recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm.
2010 SHAREHOLDER PROPOSALS
     Any shareholder proposals intended to be included in the proxy statement for the annual meeting of shareholders in 2010 must be received by Deluxe’s Corporate Secretary at 3680 Victoria Street North, Shoreview, Minnesota 55126-2966 no later than the close of business on November 11, 2009. Proposals received by that date will be included in Deluxe’s 2010 proxy statement only if the proposals are proper for consideration at an annual meeting and are required for inclusion in the proxy statement by, and conform to, the rules of the SEC.
     Deluxe’s Bylaws provide that a shareholder may present a proposal at the 2010 annual meeting of shareholders that is not included in Deluxe’s proxy statement if proper written notice is given to Deluxe’s Chief Executive Officer or Corporate Secretary at the Company’s principal executive offices no later than the close of business on December 30, 2009. The proposal must contain the information required by Deluxe’s Bylaws. You may obtain a copy of the Bylaws by writing to Deluxe’s Corporate Secretary.
OTHER BUSINESS
     The Board of Directors does not intend to present any business at the meeting other than the matters specifically set forth in this proxy statement and knows of no other business scheduled to come before the meeting. If any other matters are brought before the meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of Deluxe and its shareholders. The proxies solicited by Deluxe will confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the meeting of which the Board of Directors did not have knowledge a reasonable time before Deluxe printed and mailed these proxy materials.
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
     Shareholders who wish to obtain a copy of our 2008 Annual Report and/or a copy of the Form 10-K filed with the SEC for the year ended December 31, 2008, may do so without charge by viewing these documents on our website at www.deluxe.com or by writing to: Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

By order of the Board of Directors

Anthony C. Scarfone
Secretary

     March 11, 2009

DELUXE CORPORATION
3680 VICTORIA STREET NORTH
SHOREVIEW, MINNESOTA 55126
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. (CT) on April 28, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. (CT) on April 28, 2009. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	DELXE1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DELUXE CORPORATION
Vote On Directors
1.	Election of Directors

Nominees:

For	Withhold	For All
All	All	Except

☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01) Ronald C. Baldwin	06) Neil J. Metviner
02) Charles A. Haggerty	07) Stephen P. Nachtsheim
03) Isaiah Harris, Jr.	08) Mary Ann O’Dwyer
04) Don J. McGrath	09) Martyn R. Redgrave
05) Cheryl E. Mayberry McKissack	10) Lee J. Schram

Vote On Proposals		For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Deluxe Corporation’s independent registered public accounting firm for the year ending December 31, 2009.	☐	☐	☐

3.	Take action on any other business that may properly come before the meeting and any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

DELXE2

Deluxe Corporation
This proxy is solicited on behalf of the Board of Directors.
     The undersigned appoints Stephen P. Nachtsheim, Lee J. Schram and Anthony C. Scarfone as proxies (the “Named Proxies”), each with the power to act alone and to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the other side of this proxy card, all shares of common stock of Deluxe Corporation held of record by the undersigned on March 4, 2009, at the annual meeting of shareholders to be held on April 29, 2009, and at any adjournment thereof.
This proxy, when properly executed, will be voted as designated on the other side. If no choice is specified, this proxy will be voted “FOR” each of the nominees for the Board of Directors listed in Item 1 on the other side and “FOR” Proposal 2. Also, by signing this proxy, you revoke all prior proxies and authorize the above Named Proxies to vote in their discretion upon such other business as may properly come before the meeting. Deluxe Corporation anticipates that no other business will be conducted at the meeting. The undersigned hereby acknowledges receipt of the proxy statement for the annual meeting of shareholders.